Filed pursuant to Rule 424(b)(3)

Registration No. 333-288623

PROSPECTUS SUPPLEMENT NO. 14

(to Prospectus dated August 11, 2025)

Fold Holdings, Inc.

Up to 9,282,287 Shares of Common Stock

This prospectus supplement updates, amends and supplements the prospectus dated August 11, 2025 (as supplemented or amended from time to time, the “Prospectus”), which forms a part of our registration statement on Form S-1 (No. 333-288623). Capitalized terms used in this prospectus supplement and not otherwise defined herein have the meanings specified in the Prospectus.

This prospectus supplement is being filed to update and supplement the information in the Prospectus with the information contained in our Proxy Statement for our 2026 Annual Meeting of Stockholders filed with the Securities and Exchange Commission on April 8, 2026 (the “Proxy Statement”). Accordingly, we have attached the Proxy Statement to this prospectus supplement.

This prospectus supplement updates and supplements the information in the Prospectus and is not complete without, and may not be delivered or utilized except in combination with, the Prospectus, including any amendments or supplements thereto. This prospectus supplement should be read in conjunction with the Prospectus and if there is any inconsistency between the information in the Prospectus and this prospectus supplement, you should rely on the information in this prospectus supplement.

Our Common Stock and Warrants are listed on the Nasdaq Stock Market LLC under the symbols “FLD” and “FLDDW,” respectively. The last reported sales price of our Common Stock and Warrants on the Nasdaq Stock Market LLC on April 7, 2026 were $1.22 per share of Common Stock and $0.105 per Warrant.

Investing in our securities involves a high degree of risk. See “Risk Factors” beginning on page 7 of the Prospectus and other risk factors contained in the documents incorporated by reference therein, to read about factors you should consider before buying our securities.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus supplement or the Prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus supplement is April 8, 2026.

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

PROXY STATEMENT PURSUANT TO SECTION 14(a)

OF THE SECURITIES EXCHANGE ACT OF 1934

Filed by the Registrant ☒

Filed by a Party other than the Registrant ☐

Check the appropriate box:

☐ Preliminary Information Statement

☐ Confidential for Use of the Commission Only (as permitted by Rule 14a‑6(e)(2))

☒ Definitive Proxy Statement

☐ Definitive Additional Materials

☐ Soliciting Material under §240.14a‑12

Fold Holdings, Inc.

(Name of Registrant as Specified in its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check all boxes that apply):

☒ No fee required

☐ Fee paid previously with preliminary materials

☐ Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a‑6(i)(1) and 0‑11

April 8, 2026

Dear Stockholders:

Fold was built on a simple premise: financial systems should help people move forward.

In 2025, we focused on building the foundation required to scale a financial services platform for the bitcoin century. In 2026, we expect that foundation to convert into growth.

2025: A Foundational Year

2025 marked our first full year as a public company and a period of significant progress.

We expanded our product ecosystem, strengthened core infrastructure, and positioned Fold to operate at national scale. We now offer bitcoin financial services across all 50 states with custody provided by a federally chartered trust bank.

We also introduced and advanced the Fold Bitcoin Gift Card and set up the foundation for the Fold Bitcoin Credit Card (the "Credit Card") and the Fold Bitcoin Bonus Program.

Despite a challenging macro environment, with bitcoin shedding a significant percentage of its market cap and compressing activity across the industry, we delivered:

•
$31.8 million in revenue, up 34% year-over-year
•
$960 million in transaction volume, up 46% year-over-year
•
Continued growth in verified users and engagement

These results reflect a business that continues to grow through cycles by focusing on product, not speculation, and without the benefit of what we expect to be the major business catalysts that are just beginning to roll out.

2026: Transition to Scale

We believe 2026 represents the beginning of Fold’s next phase: scaling a fully integrated financial platform. We started the year strong by materially strengthening our balance sheet by eliminating $66.3M in convertible debt, reducing potential dilution, and unlocking bitcoin collateral to support future growth initiatives. The result is a simpler, more flexible capital structure aligned with long-term execution.

Our strategy is focused on increasing share of wallet, expanding distribution, and improving unit economics across a unified ecosystem.

1. The Credit Card as a Growth Engine

We believe the Credit Card will be our most important near-term driver.

Credit expands our total addressable market, increases transaction volume, and deepens customer engagement. It allows us to capture a larger share of everyday spending while reinforcing our core rewards model.

We expect the credit card to:

•
Increase lifetime value per user
•
Drive higher transaction volumes
•
Accelerate customer acquisition
•
Strengthen ecosystem retention

2. Expanding Distribution and Acquisition Channels

We are planning to continue extending beyond the app into real-world distribution:

•
Retail expansion through the Bitcoin Gift Card
•
Enterprise adoption through Fold for Business

These channels provide scalable, low-cost customer acquisition while introducing new revenue streams.

3. Strengthening the Core Platform

We are simplifying and upgrading the Fold experience:

•
Eliminating subscription fragmentation to unify the customer base
•
Moving to transparent, competitive pricing
•
Launching a redesigned app focused on accumulation and usability
•
Upgrading banking rails to improve speed, access, and reliability

These changes are designed to reduce friction and increase long-term engagement.

4. Leveraging the Treasury as an Operating Asset

Fold held 827 bitcoin in its corporate treasury as of March 17, 2026. Our treasury strategy contemplates that we may (i) periodically sell bitcoin for general corporate purposes to support our operating business, (ii) pledge or commit a portion of our bitcoin as collateral for purposes of entering into financing transactions, (iii) utilize our bitcoin as reserve collateral for various products used in our operating business, and/or (iv) consider opportunities to create income streams or otherwise generate funds using our bitcoin holdings.

The Market Opportunity

We believe a structural shift is underway in how individuals and families approach saving and financial planning.

Younger cohorts increasingly favor long-term, non-inflationary assets and seek integrated platforms that combine spending, saving, and wealth accumulation.

Fold is positioned at the center of this shift.

Our customers are not traders. They are long-term participants building financial systems around bitcoin. As this cohort grows in income and adoption, we believe they will represent one of the most valuable segments in financial services.

Fold is ushering in a new era of banking powered by bitcoin. As the bitcoin market continues to grow and deepen into the global financial system, Fold is at the forefront of this shift and positioned to benefit from a world where bitcoin becomes a core asset of the American family and business.

This transition represents a generational opportunity, and Fold is building the infrastructure to serve it.

Execution and Culture

Our ability to capitalize on this opportunity depends on execution.

Over the past year, we have significantly increased development velocity, strengthened leadership, and aligned the organization around speed, ownership, and product quality.

We are operating as a focused, high-performance team with a clear mandate: build products that deliver long-term financial value to our customers and durable growth to our shareholders.

Closing

2025 was about building the foundation. 2026 is about scaling it.

We are entering the year with:

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A soft launch of the Credit Card
•
Expanding enterprise partnerships
•
Growing distribution channels
•
A strengthened balance sheet
•
A unified product ecosystem

We believe the pieces are now in place to drive meaningful growth.

Thank you for your continued support.

Will Reeves
Founder & CEO
Fold Holdings, Inc.

Fold Holdings, Inc.

2942 North 24th Street, Suite 115, #42035

Phoenix, Arizona 85016

(866) 365‑3277

NOTICE OF 2026 ANNUAL MEETING OF STOCKHOLDERS

Date:	Tuesday, May 19, 2026

Time:	12:00 Eastern Time

Place:	Virtually at www.virtualshareholdermeeting.com/FLD2026.

Items of Business:
1.
To elect the two (2) Class I directors identified in the accompanying Proxy Statement to serve as directors until the 2029 annual meeting and until their respective successors are elected and qualified (Proposal No. 1);

2. To ratify the appointment of CBIZ CPAs P.C. as the independent registered public accounting firm of Fold Holdings Inc. for the fiscal year ending December 31, 2026 (Proposal No. 2); and

3. To transact any other business as may properly come before the Annual Meeting or any adjournment or postponement thereof.

Record Date:

Only stockholders of record of our Common Stock, par value $0.0001 per share (the “Common Stock”), at the close of business on Tuesday, March 24, 2026 are entitled to notice of, and to vote, at the Annual Meeting and any adjournment or postponement thereof.

Proxy Voting:

Your vote is very important. Whether or not you plan to attend the Annual Meeting, PLEASE VOTE YOUR SHARES. As an alternative to voting during the Annual Meeting, you may vote in advance online, by telephone, or, if you have elected to receive a paper proxy card by mail, by mailing the completed proxy card.

The approximate date on which the attached Proxy Statement, Proxy card and the Company’s Form 10‑K are first being made available to stockholders is April 8, 2026. This Notice is not a form of voting and only presents an overview of the more complete Proxy Materials which have been mailed to you. The Proxy card also includes instructions on how to access our Proxy Materials over the Internet, vote online, by telephone, or by mail. We encourage you to review the Proxy Materials before voting.

For specific instructions on how to vote your shares, please refer to the section under the heading “Questions and Answers About the 2026 Annual Meeting and the Proxy Process” and the instructions on the Notice of Internet Availability or the notice you receive from your broker, banker or other intermediary.

By Order of the Board of Directors,
Audrey Bartosh
Audrey Bartosh
Corporate Secretary
April 8, 2026

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE ANNUAL MEETING OF STOCKHOLDERS TO BE HELD ON TUESDAY, MAY 19, 2026: OUR 2026 PROXY STATEMENT AND PROXY CARD, AS WELL AS OUR ANNUAL REPORT ON FORM 10‑K FOR THE FISCAL YEAR ENDED DECEMBER 31, 2025, ARE AVAILABLE FREE OF CHARGE AT https://investor.foldapp.com/financials/sec-filings.

FOLD HOLDINGS, INC.

TABLE OF CONTENTS

Page
QUESTIONS AND ANSWERS ABOUT THE MEETING
BOARD OF DIRECTORS AND CORPORATE GOVERNANCE
PROPOSAL NO. 1: ELECTION OF DIRECTORS
PROPOSAL NO. 2: RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
REPORT OF THE AUDIT COMMITTEE
EXECUTIVE OFFICERS
EXECUTIVE COMPENSATION TABLES
CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS
SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
DELINQUENT SECTION 16(a) REPORTS
ADDITIONAL INFORMATION
OTHER MATTERS

QUESTIONS AND ANSWERS ABOUT THE 2026 ANNUAL MEETING AND THE PROXY PROCESS

Q:

What is the purpose of the meeting?

A:	The purpose of this meeting is for stockholders to act upon the proposals described in this Proxy Statement.
Q:	What proposals are scheduled to be voted on at the meeting?
A:	Stockholders will be asked to vote on the following two (2) proposals at the meeting:

1.
to elect the two (2) directors identified in this Proxy Statement to serve for a three-year term or until each such director’s successor is duly elected and qualified or until each such director’s earlier death, resignation, disqualification or removal (Proposal No. 1);
2.
to ratify the appointment of CBIZ CPAs P.C. as our independent registered public accounting firm for the fiscal year ending December 31, 2026 (Proposal No. 2).

Q:	Could matters other than Proposal No. 1 and Proposal No. 2 be decided at the meeting?
A:

Our amended and restated bylaws (“Bylaws”) require that we receive advance notice of any proposal to be brought before the meeting by stockholders of Fold, and we have not received notice of any such proposals. If any other matters were to come before the meeting, Mr. Reeves or Mr. Repass, if appointed as your named proxies in your completed Proxy card, will each individually have the discretion to vote on those matters for you.

Q:	How does the Board of Directors recommend I vote on these proposals?
A:	Our Board of Directors recommends that you vote your shares:

•
“FOR” the nominees to the Board of the Directors (Proposal No. 1);
•
“FOR” the ratification of the appointment of CBIZ CPAs P.C. as our independent registered public accounting firm for the fiscal year ending December 31, 2026 (Proposal No. 2).

Q:	Who may vote at the Annual Meeting?

A:

Holders of record of our Common Stock as of the close of business on March 24, 2026 (the “Record Date”), are entitled to receive notice of, to attend and participate, and to vote at the Annual Meeting. At the close of business on the Record Date, there were 50,218,521 shares of our Common Stock outstanding and entitled to vote.

Stockholder of Record: Shares Registered in Your Name

If your shares are registered directly in your name with our transfer agent, Continental Stock Transfer & Trust Company, you are considered the stockholder of record with respect to those shares, and these Proxy Materials were sent directly to you.

Beneficial Owner of Shares Held in Street Name: Shares Registered in the Name of a Bank, Broker or Nominee

If your shares are held in an account at a brokerage firm, bank, broker-dealer, or other similar organization, then you are the “beneficial owner” of shares held in “street name,” and these Proxy Materials were forwarded to you by that organization.

Q:

How do I vote?

You may vote in person by virtual means during the Annual Meeting or by internet, mail or telephone as described in your Proxy card.

Your vote is important. Whether or not you plan to participate in the Annual Meeting, we urge you to vote by Proxy to ensure that your vote is counted.

The procedures for voting are as follows:

Stockholder of Record: Shares Registered in Your Name

If you are a stockholder of record, you may vote as follows:

•
by telephone or via the internet—in order to do so, please follow the instructions shown on your Proxy card;
•
by mail—simply complete, sign and date the enclosed Proxy card and return it before the meeting in the pre-paid envelope provided; or
•
vote in person by virtual means at the Annual Meeting—visit www.virtualshareholdermeeting.com/FLD2026 and vote your shares electronically before the polls close during the Annual Meeting. To participate and vote in the Annual Meeting, you will need the control number included on your Proxy card.

You must register to vote and may do so by following the instructions on your Proxy card. Submitting your Proxy, whether by telephone, through the internet or by mail will not affect your right to vote in person should you decide to attend and participate in the meeting virtually.

Beneficial Owner: Shares Registered in the Name of a Broker or Other Nominee

If you hold your shares in street name, please refer to the voting instructions provided by your bank, broker or other nominee to vote your shares. Beneficial owners voting by telephone or internet may submit votes until the polls are closed at the Annual Meeting. If you want to vote in person online at the Annual Meeting, you must obtain your legal Proxy number from your broker, bank or other nominee and use the information provided on the legal Proxy to access the Annual Meeting.

Q:

How do I vote by internet or telephone?

A:

If you wish to vote by telephone or internet, you may do so by following the voting instructions included on your Proxy card. Please have each Proxy card you received in hand when you vote over the internet or by telephone as you will need information specified therein to submit your vote. The giving of such a telephonic or internet Proxy will not affect your right to vote (as detailed above) should you decide to attend and participate in the meeting virtually.

The telephone and internet voting procedures are designed to authenticate stockholders’ identities, to allow stockholders to give their voting instructions and to confirm that stockholders’ instructions have been recorded properly.

Q:

What shares can I vote?

A:

You may vote all shares of Common Stock owned by you as of the Record Date, including shares held directly in your name as the stockholder of record, and shares of Common Stock held for you as the beneficial owner in street name through a bank, broker or other nominee.

Q:	How many votes am I entitled to per share?
A:	Each share of Common Stock entitles its holder to one vote on each matter submitted to our stockholders.
Q:	What is the quorum requirement for the meeting?
A:

The holders of a majority of the aggregate voting power of the shares of our Common Stock issued and outstanding and entitled to vote at the Annual Meeting as of the Record Date must be present in person virtually or represented by Proxy at the Annual Meeting in order to hold, and conduct business at, the Annual Meeting. This presence is called a quorum. Your shares are counted as present at the Annual Meeting if you are present and vote in person virtually at the Annual Meeting or if you have properly submitted a Proxy. On the Record Date, there were 50,218,521 shares of Common Stock outstanding and entitled to vote. Thus, the holders of at least 25,109,261 shares of Common Stock must be present virtually or represented by Proxy at the Annual Meeting to have a quorum.

Q:	How are abstentions and broker non-votes treated?
A:

Abstentions (i.e., shares present at the Annual Meeting and marked “abstain”) are deemed to be shares present or represented in person or by Proxy and entitled to vote, and are counted for purposes of determining whether a quorum is present.

A broker non-vote occurs when the beneficial owner of shares fails to provide the bank, broker or other nominee that holds the shares with specific instructions on how to vote on any “non-routine” matters brought to a vote at the stockholders meeting. In this situation, the bank, broker or other nominee will not vote on the “non-routine” matters. Broker non-votes are counted for purposes of determining whether a quorum is present.

For Proposal No. 1, votes that are withheld from a director’s election and broker non-votes are not treated as votes cast “for” or “against” the proposal and, therefore will have no effect on the outcome of the vote. For Proposal No. 2, abstentions are treated as shares present and entitled to vote for purposes of such proposal and, therefore, will have the same effect as a vote “against” such a proposal.

Note that if you are a beneficial holder, banks, brokers and other nominees will be entitled to vote your shares on “routine” matters without instructions from you. The only proposal that would be considered “routine” in such event is the proposal for the ratification of the appointment of CBIZ CPAs P.C. as our independent registered public accounting firm for the fiscal year ending December 31, 2026 (Proposal No. 2). A bank, broker or other nominee will not be entitled to vote your shares on any “non-routine” matters, absent instructions from you. This year, the “non-routine” matters relate to the election of directors (Proposal No. 1). Accordingly, we encourage you to provide voting instructions to your bank, broker or other nominee whether or not you plan to attend the meeting.

Q:

What is the vote required for each proposal?

A:

The votes required to approve each proposal are as follows:

•
Proposal No. 1: The election of a director by the stockholders at the Annual Meeting shall be by a plurality of votes cast by the holders of shares entitled to vote in the election. This means that the director nominees receiving the most affirmative votes are elected to the Board of Directors. Any shares not voted (whether by withholding the vote, broker non-vote or otherwise) have no impact in the election of directors.
•
Proposal No. 2: Approval requires the affirmative vote of a majority of the shares present in person or represented by Proxy at the Annual Meeting and entitled to vote.

Q:	If I submit a Proxy, how will it be voted?
A:

When Proxies are properly dated, executed and returned, the shares represented by such Proxies will be voted at the Annual Meeting in accordance with the instructions of the stockholder. If no specific instructions are given, the shares will be voted in accordance with the recommendations of our Board of Directors as described above. If any matters not described in this Proxy Statement are properly presented at the Annual Meeting, the Proxy holders will use their own judgment to determine how to vote your shares. If the Annual Meeting is postponed or adjourned, the Proxy holders can vote your shares on the new meeting date as well, unless you have revoked your Proxy instructions, as described below under “Can I change my vote or revoke my Proxy?”

Q:	What should I do if I get more than one Proxy or voting instruction card?
A:

Stockholders may receive more than one set of voting materials, including multiple copies of the Proxy Materials and multiple Proxy cards or voting instruction cards. For example, stockholders who hold shares in more than one brokerage account may receive separate sets of Proxy Materials for each brokerage account in which shares are held. Stockholders of record whose shares are registered in more than one name will receive more than one set of Proxy Materials.

You should vote in accordance with all of the Proxy cards and voting instruction cards you receive relating to our Annual Meeting to ensure that all of your shares are voted and counted.
Q:

Can I change my vote or revoke my Proxy?

A:	You may change your vote or revoke your Proxy at any time prior to the polls closing at the Annual Meeting.
If you are the stockholder of record, you may change your vote by:

•
granting a new Proxy bearing a later date (which automatically revokes the earlier Proxy) using any of the methods described above (and until the applicable deadline for each method);
•
providing a written notice of revocation to our Corporate Secretary at Fold Holdings, Inc., 2942 North 24th Street, Suite 115, #42035, Phoenix, Arizona 85016, prior to your shares being voted; or
•
participating in the Annual Meeting and voting electronically online at www.virtualshareholdermeeting.com/FLD2026. Participation alone at the Annual Meeting will not cause your previously granted Proxy to be revoked unless you specifically vote during the meeting.

Please note, however, that if your shares are held of record by a bank, broker or other nominee and you wish to revoke a Proxy, you must contact that firm to revoke any prior voting instructions.
Q:

How can I attend the Annual Meeting in person?

A:	There is no physical location for the Annual Meeting. You are invited to attend the Annual Meeting by participating virtually if you are a stockholder of record as of the Record Date.

Q:	How can I participate in the Annual Meeting?
A:

The Annual Meeting will be a completely virtual meeting of stockholders, which will be conducted via live webcast. To attend, vote and submit questions during the Annual Meeting, stockholders of record must use their control number on their Proxy card to log into www.virtualshareholdermeeting.com/FLD2026. Beneficial stockholders who do not have a control number may gain access to the meeting by logging into their bank, brokerage or other nominee’s website and selecting the stockholder communications mailbox to link through to the Annual Meeting. Instructions should also be provided on the voting instruction card provided by their bank, broker or other nominee.

The meeting webcast will begin promptly at 12:00 Eastern Time. We encourage you to access the meeting prior to the start time. We plan to have a webcast replay which will be posted as soon as practicable to the Investor Relations section of our website, which is located at https://investor.foldapp.com/.

Q:	Will I be able to ask questions and have these questions answered during the Annual Meeting?
A:

You may ask questions and have questions answered during the Annual Meeting. Stockholders who wish to submit a question in advance may do so by visiting our Annual Meeting website at www.proxyvote.com. Stockholders also may submit questions live during the meeting. We plan to reserve some time for stockholder questions to be read and answered by Company personnel during the Annual Meeting. In submitting questions, please note that we will only address questions that are germane to the matters being voted on at our Annual Meeting, as time permits. Additional information regarding the ability of stockholders to ask questions during the Annual Meeting, relating to rules of conduct, and other materials for the Annual Meeting will be available online and are accessible following the instructions on your Proxy card.

Q:	What if I have technical difficulties or trouble accessing the virtual meeting website?
A:	If you encounter any technical difficulties accessing the virtual meeting during the check-in or meeting time, a phone number will be posted on the website to connect you to technical support.
Q:	Why is the Annual Meeting being held only online?
A:	A virtual Annual Meeting provides expanded access and greater participation from any location around the world, improved communication and cost savings for our stockholders and the Company.
Q:	How can I get electronic access to the Proxy Materials?
A:

The Proxy card will provide you with instructions regarding how to:

•
view our Proxy Materials for the meeting through the internet; and
•
instruct us to send our future Proxy Materials to you electronically by email.

If you choose to receive future Proxy Materials by email, you will receive an email next year with instructions containing a link to those materials and a link to the Proxy voting site. Your election to receive Proxy Materials by email will remain in effect until you terminate it.

Q:

Is there a list of stockholders entitled to vote at the Annual Meeting?

A:

The list of stockholders of record entitled to vote at the Annual Meeting will be available and may be inspected during normal business hours for a period of at least ten (10) days prior to the Annual Meeting at our offices located at 2942 North 24th Street, Suite 115, #42035, Phoenix, Arizona 85016. The list of stockholders will also be available for your review by accessing the meeting website during the Annual Meeting.

Q:	Who will tabulate the votes?
A:	Our Corporate Secretary, Ms. Audrey Bartosh, will serve as the Inspector of Elections and will tabulate the votes at the Annual Meeting.
Q:	Where can I find the voting results of the Annual Meeting?
A:

We will announce preliminary voting results at the Annual Meeting. We will also disclose voting results on a Current Report on Form 8‑K that we will file with the U.S. Securities and Exchange Commission (the “SEC”) within four (4) business days after the Annual Meeting.

Q:	I share an address with another stockholder, and we received only one paper copy of the Proxy Materials. How may I obtain an additional copy of the Proxy Materials?
A:

The SEC has adopted rules that permit companies and intermediaries (e.g., brokers) to satisfy the delivery requirements for proxy statements and annual reports with respect to two or more stockholders sharing the same address by delivering a single proxy statement addressed to those stockholders. This process is commonly referred to as “householding.” If you wish to opt out of householding, and would like separate copies of the Proxy Materials mailed to each stockholder sharing your address, or if you are receiving multiple copies and would like to receive a single copy, you can request one from us at Fold Holdings, Inc., Attention: Corporate Secretary, 2942 North 24th Street, Suite 115, #42035, Phoenix, Arizona 85016, or by calling us at (866) 365‑3277. Beneficial owners (street name stockholders) sharing an address who are receiving multiple copies of the Proxy Materials and other stockholder communications and who wish to receive a single copy of such materials in the future will need to contact their bank, broker or other nominee to request that only a single copy of such materials be mailed to all stockholders at the shared address in the future.

Q:

What if I have questions about my Fold shares or need to change my mailing address?

A:

You may contact our transfer agent, Continental Stock Transfer & Trust Company, by telephone at (800) 509‑5586, through its website at https://continentalstock.com/contact-us/or by U.S. mail at 1 State Street, 30th Floor, New York, NY 10004-1561, if you have questions about your Fold shares or need to change your mailing address.

Q:	Who is soliciting my Proxy and paying for the expense of solicitation?
A:

The Proxy for the Annual Meeting is being solicited on behalf of our Board of Directors. We will pay the cost of preparing, assembling, printing, mailing and distributing these Proxy Materials and soliciting votes. We may, on request, reimburse brokerage firms and other nominees for their expenses in forwarding Proxy Materials to beneficial owners. In addition to soliciting proxies by mail, we expect that our directors, officers and employees may solicit proxies in person or by telephone or facsimile. None of these individuals will receive any additional or special compensation for doing this, although we may reimburse these individuals for their reasonable out-of-pocket expenses. If you choose to access the Proxy Materials or vote via the internet or by phone, you are responsible for any internet access or phone charges you may incur.

Q:	What are the requirements to propose actions for consideration to be included in our Proxy Materials for our 2027 Annual Meeting of Stockholders?

Requirements for stockholder proposals to be considered for inclusion in our Proxy Materials for our 2027 Annual Meeting:

Our Bylaws provide that stockholders may present proposals for inclusion in our proxy statement by submitting their proposals in writing to our Corporate Secretary at 2942 North 24th Street, Suite 115, #42035, Phoenix, Arizona 85016. In addition, stockholder proposals must comply with the requirements of Rule 14a‑8 under the Securities Exchange Act of 1934, as amended, or the Exchange Act, and related SEC regulations under Rule 14a‑8 regarding the inclusion of stockholder proposals in Company-sponsored proxy materials. To be eligible for inclusion in the proxy statement for our 2027 Annual Meeting of Stockholders, stockholder proposals must be received by our Corporate Secretary no later than December 9, 2026, and must otherwise comply with the requirements of Rule 14a‑8 of the Exchange Act regarding Company-sponsored proxy materials.

Requirements for stockholder proposals and director nominations to be presented at our 2027 Annual Meeting, not intended for inclusion in the Company’s proxy materials:

Stockholders who wish to nominate persons for election to the Board at the 2027 Annual Meeting of the stockholders or who wish to present a proposal at the 2027 Annual Meeting of the stockholders, but who do not intend for such nomination or proposal to be included in the Company’s proxy materials for such meeting, must deliver written notice of the nomination or proposal to our Corporate Secretary at 2942 North 24th Street, Suite 115, #42035, Phoenix, Arizona 85016. To be timely for our 2027 Annual Meeting, our Corporate Secretary must receive the written notice at the address noted above:

• not earlier than the close of business on January 19, 2027; and • not later than the close of business on February 18, 2027.

If we hold our 2027 Annual Meeting of Stockholders more than thirty (30) days before or more than sixty (60) days after May 19, 2027 (the one-year anniversary date of the Annual Meeting), then notice of a stockholder proposal must be received by our Corporate Secretary not more than the hundred twentieth (120th) day prior to such annual meeting and not later than the ninetieth (90th) day prior to such annual meeting or, if later, the tenth (10th) day following the day on which public disclosure of the date of such annual meeting was first made by the Company.

A stockholder’s notice to the Corporate Secretary must set forth as to each matter the stockholder proposes to bring before the annual meeting the information required by our Bylaws. If a stockholder who has notified the Company of such stockholder’s intention to present a proposal at an annual meeting does not appear to present such stockholder’s proposal at such meeting, the Company does not need to present the proposal for vote at such meeting.

BOARD OF DIRECTORS AND CORPORATE GOVERNANCE

Overview

Our Board of Directors (each, a “Director,” and together the “Board”) and its committees work closely with our management to provide oversight, guidance, and direction regarding strategy, risks and opportunities to promote the best interests of the stockholders and the Company.

Director Independence

The rules of Nasdaq and our Corporate Governance Guidelines require that a majority of our directors do not have a relationship that would interfere with their exercise of independent judgment in carrying out their responsibilities, and that they meet the independence qualification requirements under the rules of the SEC and Nasdaq. Our Corporate Governance Guidelines, available at https://investor.foldapp.com/governance/documents-charters, were adopted to assist the Board in the exercise of its responsibilities.

The Board periodically assesses, with the recommendation of the Nominating and Corporate Governance Committee, the independence of its members in accordance with the listing standards of Nasdaq and the applicable law. After considering all relevant relationships and transactions, the Board has determined that, except for Mr. Reeves, all of our Directors and Director nominees are “independent” within the meaning of the rules of the Nasdaq. Previously, out of an abundance of caution, the Board did not deem Dr. Hohns an independent director due to the possibility of the Company entering into a transaction with a company Dr. Hohns founded. The Company, however, has decided not to pursue that transaction, and as such the Board has determined that Dr. Hohns should be considered an independent director going forward. The Board also determined that all members of our Audit Committee, Compensation Committee and the Nominating and Corporate Governance Committee are “independent” under applicable Nasdaq listing standards, and that Mr. Simha qualifies as an “audit committee financial expert” as defined under applicable SEC rules. In arriving at these determinations, the Board relied on both information provided by the Directors and Director nominees, as well as information developed internally by Fold.

Board Leadership Structure

Our Corporate Governance Guidelines require that if the Chairperson of the Board is a member of our management team, the independent directors may elect a Lead Director. The Chairman of the Board is Mr. Reeves, who also serves in the capacity of the CEO. The Board has determined that this leadership structure, in which the offices of the Chairman of the Board and the CEO are held by one individual, with a Board-appointed Lead Director, helps ensure that an appropriate level of oversight, independence, and responsibility is applied to all Board decisions, and is in the best interests of Fold and its stockholders. The Board’s independent directors have elected Dr. Kirkwood to the role of the lead non-employee director (the "Lead Director").

Our CEO is primarily responsible for the operational leadership and strategic direction of Fold. The responsibilities of Fold’s Lead Director include, but are not limited to: presiding over all meetings of the Board at which the Chairperson is not present (including any executive sessions of the independent directors); acting as the liaison between the independent directors, the CEO and the Chairman; communicating with major stockholders of Fold; and performing such other functions as the Board may delegate. The Board believes that this structure promotes open dialogue among the Board, including discussions of the independent directors during executive sessions led by the Lead Director, without the presence of our CEO. The Board believes that Dr. Kirkwood's long relationship with the Company and Company shareholders, as well as his extensive experience in the bitcoin industry, make him well-qualified to serve as our Lead Director.

The Board recognizes that changes in Fold’s risk profile, as well as its regulatory and competitive landscape, among other factors, may warrant a different board leadership structure in the future, and, accordingly, the Board is committed to regularly review its leadership structure and effectiveness, to ensure that it continues to best meet Fold’s evolving needs and serves the best interests of its stockholders.

Role of the Board in Risk Oversight

The Board has risk oversight responsibility at Fold and administers this responsibility both directly and with the assistance of its committees. The charters of each of the Board’s committees provide a framework for the types of risks to be reviewed at the committee-level and reported on to the full Board. The Board regularly monitors enterprise-wide risks, as well as risks brought to its attention by its committees, and discusses risk mitigation strategies with our management team. The oversight responsibility of our Board is enabled by management’s reporting, as well as Fold’s comprehensive enterprise risk management (“ERM”) program, both of which provide the Board with the visibility to identify, assess and manage critical risks and coordinate with our management regarding risk mitigation strategies. The Board periodically invites third parties to present on a range of topics and provide outside views.

RISK OVERSIGHT AT FOLD

Board of Directors

Oversees management of all major and enterprise-wide risks, including, but not limited to:

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Material financial risks, including losses related to particular products (such as fraud losses), as well as overall financial risks related to financing, the bitcoin market, or other matters;
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New and ongoing third-party risks, particularly as related to partners for major products and financial partners;
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Compliance and regulatory risks, particularly related to the Bank Secrecy Act and anti-money-laundering laws, as well as other compliance risks that may arise from time-to-time as typical for a financial services company, as raised to it by the Audit Committee;
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Cybersecurity or other information security risks, as raised to it by the Audit Committee;
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Risks related to ongoing or anticipated legal matters, including compliance matters, securities obligations, and litigation;
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Risks related to being a public company, including but not limited to shareholder relations, the Company's reporting obligations, the corporate governance obligations of public companies, and issues raised by the Company's stock price; and
•
Any other risks elevated to the Board by relevant Board committees, management, or other sources.

Audit Committee	Compensation Committee	Nominating and Corporate Governance Committee
•
Conducts periodic and annual reviews of Fold’s financial statements, earnings materials and earnings guidance provided to analysts and rating agencies;
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Oversees management of Fold’s financial risks and information technology risks (i.e., cybersecurity, AI, and data privacy risks);
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Review of disclosure controls and procedures;
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Review of Related Party Transactions;
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Appointment, compensation, retention and oversight of the work of the independent auditor, including auditor functions, performance and independence.

•
Review and approve the corporate goals and objectives that pertain to our overall compensation strategy and policies;
•
review and approve annually the compensation and other terms of employment of our executive officers and other members of senior management, in the compensation committee’s discretion;
•
reviewing and approving the terms of any employment agreements, severance arrangements, change in control protections, indemnification agreements and any other material arrangements with our executive officers and other members of senior management, in the compensation committee’s discretion.

•
determining the qualifications, qualities, skills and other expertise required to be a director of the Company, and developing and recommending to the Board for approval criteria to be considered in selecting nominees for director;
•
identifying, reviewing and making recommendations of candidates to serve on the Board, including incumbent directors for reelection;
•
evaluating the performance of the Board, committees of the Board and individual directors and determining whether continued service on the Board is appropriate;
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Oversee succession planning for all executive officers;
•
Periodically reviewing our corporate governance guidelines and code of business conduct and recommending to the Board any changes to such policies and principles.

Management Team

Management identifies and evaluates business and operational risks, reports such risks to the Board, and develops business and operational risk mitigation strategies.

Corporate Governance Guidelines

Our Board has adopted Corporate Governance Guidelines that set forth expectations for directors, director qualification standards, Board committee functions and other policies for the governance of the Company. Our Corporate Governance Guidelines are available without charge on the Investor Relations section of our website, which is located at https:// investor.foldapp.com/governance/documents-charters by clicking on “Governance Documents & Charters” under the “Governance” section of our website. Our Corporate Governance Guidelines are subject to modification from time to time by our Board as it may deem appropriate and in the best interests of the Company and its stockholders, or as required by applicable laws and regulations.

Board and Committees

Our Board consists of seven (7) directors, and other than Mr. Reeves, each of the directors of the Board satisfy the independence requirements of the Nasdaq Global Select Market (“Nasdaq”) listing standards. Our Board has determined that Mr. Simha, Ms. Goldwasser and Ms. Hill are independent within the meaning of the Nasdaq listing standards currently in effect and Rule 10A‑3 of the Exchange Act.

Our Charter provides that Board is divided into three classes, Class I, Class II, and Class III, with only one class of directors being elected each year and each class serving for a three-year term. At each annual meeting of stockholders to be held after the initial classification, the successors to directors whose terms then expire will be elected to serve from the time of election and qualification until the third annual meeting following their election and until their successors are duly elected and qualified, or their earlier resignation, removal, disqualification or death.

Subject to the rights of the holders of any one or more series of preferred stock to elect additional directors under specified circumstances and the terms, the number of directors of our Board is fixed solely and exclusively by our Board. Under our bylaws and except as otherwise provided by our certificate of incorporation, at all meetings of stockholders called for the election of directors at which a quorum is present, a plurality of the votes properly cast is sufficient to elect such directors to the Board.

Except as the DGCL may otherwise require and subject to the rights, if any, of the holders of any one or more series of our preferred stock, newly created directorships and any vacancies on our Board, including unfilled vacancies resulting from the removal of directors, may be filled only by the affirmative vote of a majority of the remaining directors then in office, although less than a quorum, or by the sole remaining director (other than any directors elected by the separate vote of one or more outstanding series of preferred stock), and shall not be filled by the stockholders. All directors will hold office until the expiration of their respective terms of office and until their successors will have been elected and qualified or until their earlier death, resignation, disqualification or removal. A director elected or appointed to fill a vacancy resulting from the death, resignation or removal of a director or a newly created directorship will serve for the remainder of the full term of the class of directors in which the new directorship was created or the vacancy occurred and until his or her successor will have been elected and qualified or until such director’s earlier death, resignation, disqualification or removal.

Subject to the rights, if any, of the holders of any one or more series of our preferred stock, any director may be removed from office only for cause and only by the affirmative vote of the holders of not less than sixty-six and two-thirds percent (66 2/3%) of the outstanding capital stock of Fold then entitled to vote generally in the election of directors.

In addition to the powers and authorities hereinbefore or by statute expressly conferred upon them, the directors are hereby empowered to exercise all such powers and do all such acts and things as may be exercised or done by Fold, subject, nevertheless, to the provisions of the DGCL, our certificate of incorporation and our bylaws; provided, however, that no bylaw so adopted will invalidate any prior act of the directors which would have been valid if such bylaw had not been adopted.

Our standing committees are our Audit Committee, Compensation Committee, and the Nominating and Corporate Governance Committee, described below. Pursuant to our Bylaws, our Board may, from time to time, establish other committees to facilitate the management of our business and operations.

Audit Committee

Our Board has established an audit committee (the “Audit Committee”) whose functions include the following:

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evaluating the performance, independence, compensation, retention, oversight and qualifications of our independent auditors and determining whether to retain our existing independent auditors or engage new independent auditors;

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reviewing our financial reporting processes and disclosure controls;
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reviewing and approving the engagement of our independent auditors to perform audit services and any permissible non-audit services;
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reviewing the adequacy and effectiveness of our internal control policies and procedures, including reviewing, with the independent auditors, management’s plans with respect to the responsibilities, budget, staffing and effectiveness of our internal audit function, and reviewing and approving our head of internal audit (if established);
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reviewing with the independent auditors the annual audit plan, including the scope of audit activities and all critical accounting policies and practices to be used by the Company;
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obtaining and reviewing at least annually (if required by applicable stock exchange listing requirements) or as otherwise determined, a report by our independent auditors describing the independent auditors’ internal quality-control procedures and any material issues raised by the most recent internal quality-control review, peer review, or any inquiry or investigation by governmental or professional authorities;
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setting clear hiring policies for employees or former employees of our independent auditors;
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monitoring the rotation of partners of our independent auditors on our engagement team as required by law;
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at least annually, reviewing relationships that may reasonably be thought to bear on the independence of the committee, receiving and reviewing a letter from the independent auditor affirming their independence, discussing the potential effects of any such relationship, and assessing and otherwise taking the appropriate action to oversee the independence of our independent auditor;
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reviewing our annual and quarterly financial statements and reports, including the disclosures contained in “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and “Risk Factors,” and discussing the statements and reports with our independent auditors and management;
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reviewing with our independent auditors and management significant issues that arise regarding accounting principles and financial statement presentation and matters concerning the scope, adequacy and effectiveness of our financial controls and critical accounting policies;
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reviewing with management and our independent auditors any earnings announcements, disclosures and other financial information and guidance;
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establishing procedures for the review, retention and investigation of complaints received by us regarding financial controls, accounting, auditing or other matters;
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preparing the report that the SEC requires in our annual proxy statement;
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reviewing and providing oversight of any related party transactions in accordance with our related party transaction policy and reviewing and monitoring compliance with legal and regulatory responsibilities, including our code of business conduct;
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reviewing and discussing with management risks related to data privacy, technology and information security, including cybersecurity, back-up of information systems, and policies and procedures that we have in place to monitor and control such exposures;
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reviewing our major financial risk exposures, including the guidelines and policies to govern the process by which risk assessment and risk management is implemented;
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reviewing any analyses prepared by management or the independent auditors setting forth significant financial reporting issues and judgments made in connection with the preparation of the financial statements, including analyses of the effects of alternative GAAP methods on the financial statements;
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reviewing with management and the independent auditors any disagreement between them regarding financial reporting, accounting practices or policies, or other matters, that individually or in the aggregate could be significant to our financial statements or the independent auditor’s report, reviewing management’s response, and resolving any other conflicts or disagreements regarding financial reporting;

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considering and reviewing with management, the independent auditors, and outside advisors or accountants any correspondence with regulators or governmental agencies and any published reports that raise material issues regarding our financial statements or accounting policies;
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reviewing with management legal and regulatory compliance and any material current, pending or threatened legal matters; and
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reviewing and evaluating on an annual basis the performance of the audit committee and the audit committee charter.

Our Audit Committee consists of Mr. Simha, Ms. Goldwasser and Ms. Hill, with Mr. Simha serving as Chairman, all of whom satisfy the independence requirements of the Exchange Act and Nasdaq listing standards. Mr. Simha qualifies as “Audit Committee financial expert” as defined under these rules and Nasdaq listing standards and satisfies the financial literacy and sophistication standards for Audit Committee members under the Exchange Act and Nasdaq listing standards. Our Audit Committee operates under a written charter, which satisfies applicable SEC rules and Nasdaq listing standards, which is available on our website at https://investor.foldapp.com/governance/documents-charters.

Compensation Committee

Our Board has established a compensation committee (the “Compensation Committee”) which is comprised of Dr. Hohns and Mr. Young, both of whom satisfy the independence requirements of the Exchange Act and Nasdaq listing standards, with Mr. Young serving as Chairman. Dr. Kirkwood previously served on the Compensation Committee as Chairman of the Committee, but resigned this position on April 1, 2026 (not due to any disagreement with the Company) and Dr. Hohns was appointed to the Committee on the same day. The Compensation Committee establishes salaries, equity incentives and other forms of compensation for executive officers, and makes recommendations to the Board regarding compensation of our non-employee directors. The Compensation Committee also administers our equity incentive plan and executive severance plan. Each member of the Compensation Committee is a non-employee director, as defined in Rule 16b‑3 promulgated under the Exchange Act. Our Compensation Committee is responsible for, among other things:

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reviewing and approving the corporate goals and objectives that pertain to our overall compensation strategy and policies;
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reviewing and approving the compensation and other terms of employment of our executive officers in the compensation committee’s discretion;
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reviewing and making recommendations to the Board regarding the type and amount of compensation to be paid or awarded to our non-employee Board members;
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administering our equity incentive plans and our Executive Severance Plan;
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reviewing and approving the terms of any employment agreements, severance arrangements, change in control protections, and any other material arrangements with our executive officers and other members of senior management, in the compensation committee’s discretion;
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reviewing and discussing with management our disclosures under the caption “Compensation Discussion and Analysis” in our periodic reports or proxy statements to be filed with the SEC, to the extent such caption is included in any such report or proxy statement;
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preparing an annual report on executive compensation in our proxy statement if the SEC so requires;
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recommending to the Board stock ownership guidelines for our directors and executive officers, if and as determined to be necessary or appropriate;
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providing recommendations to the Board on compensation-related proposals to be considered at our annual meeting of stockholders, to the extent deemed advisable;
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reviewing and discussing with management, if appropriate, the independence of and any conflicts of interest raised by the work of a compensation consultant, outside legal counsel, or advisor hired by the compensation committee or management and how such conflict is being addressed for disclosure in the appropriate filing or report;
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approving and administering compensation clawback policies, including any policy for recovery of erroneously awarded compensation required by applicable SEC and Nasdaq rules; and

•
reviewing and evaluating on an annual basis the performance of the compensation committee and recommending such changes as deemed necessary with the Board.

The Compensation Committee has engaged Frederic W. Cook & Co., Inc. ("FW Cook") to serve as an independent compensation consultant. FW Cook advises the Compensation Committee on the pay practices and pay levels of management and non-employee director compensation levels in comparison to similarly situated companies and the appropriateness of the Company's compensation program structure. Our Compensation Committee operates under a written charter, which satisfies applicable SEC rules and Nasdaq listing standards, which is available on our website at https://investor.foldapp.com/governance/documents-charters.

Nominating and Corporate Governance Committee

Our Board has established a nominating and corporate governance committee (the “Nominating and Corporate Governance Committee”) which is comprised of Mr. Young and Ms. Hill, both of whom satisfy the independence requirements of the Exchange Act and Nasdaq listing standards, with Ms. Hill serving as Chairwoman. The Nominating and Corporate Governance Committee is responsible for, among other things:

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determining the qualifications, qualities, skills and other expertise required to be a director of the Company, and developing and recommending to the Board for approval criteria to be considered in selecting nominees for director;
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identifying, reviewing and making recommendations of candidates to serve on the Board, including incumbent directors for reelection;
•
evaluating the performance of the Board, committees of the Board and individual directors and determining whether continued service on the Board is appropriate;
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periodically reviewing and making recommendations to the Board regarding our process for stockholder communications with the Board, and making such recommendations to the Board with respect thereto;
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evaluating nominations by stockholders of candidates for election to the Board;
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evaluating the structure and organization of the Board and its committees and making recommendations to the Board for approvals;
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considering possible conflicts of interest of officers and directors as set forth in our code of business conduct;
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reviewing and considering environmental, social responsibility and sustainability and governance matters, including working with management to establish and monitor key performance indicators with respect to certain impact driven metrics, as it determines appropriate and making recommendations to the Board regarding, or taking action with respect to, such matters;
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periodically reviewing our corporate governance guidelines and code of business conduct and recommending to the Board any changes to such policies and principles;
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developing and periodically reviewing with our Chief Executive Officer the plans for succession for our Chief Executive Officer and other executive officers, as it sees fit, and making recommendations to the Board with respect to the selection of appropriate individuals to succeed to these positions;
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considering the Board’s leadership structure, including the separation of the roles of chairperson of the Board and the Chief Executive Officer and/or the appointment of a lead independent director;
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periodically reviewing the processes and procedures used by us to provide information to the Board and its committees and the scope of such information and making recommendations to the Board and management for improvement as appropriate; and
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reviewing periodically the nominating and corporate governance committee charter and recommending any proposed changes to the Board, including undertaking an annual review of its own performance.

Our Nominating and Corporate Governance Committee operates under a written charter, which satisfies applicable SEC rules and Nasdaq listing standards, which is available on our website at https://investor.foldapp.com/governance/documents-charters.

Insider Trading, Anti-Hedging and Pledging Policy

We have adopted insider trading policies and procedures governing the purchase, sale, and/or disposition of the Company’s securities held by our directors, officers and employees, and the Company itself, and have implemented processes for the Company that we believe are reasonably designed to promote compliance with insider trading laws, rules and regulations, and the listing standards of Nasdaq. A copy of our insider trading policy was filed as Exhibit 19 to our Annual Report on Form 10-K for the fiscal year ended December 31, 2025. Pursuant to our Insider Trading Policy, the Company’s directors, officers and employees as well as certain other persons named therein (collectively, the “Covered Persons”) may not engage in hedging or monetization transactions, through transactions in Company securities or through the use of financial instruments designed for such purpose. Such hedging and monetization transactions may result in a Covered Person becoming the beneficial owner of such Company securities without taking on the full risks and rewards of ownership, and therefore such Covered Person’s interests may not align with those of the Company’s stockholders generally.

Policy on Equity-Based Award Timing and Pricing

Although we do not have a formal policy with respect to the timing of our equity award grants, the Compensation Committee generally grants equity awards on a predetermined annual schedule and we do not take material non-public information into account when determining the timing and terms of such awards. Additionally, we do not grant equity awards in anticipation of the release of material non-public information and we do not time the release of material non-public information based on equity award grant dates or for the purpose of affecting the value of executive compensation.

Board and Committee Meetings and Attendance

Our Board and its committees meet regularly throughout the year, and also hold special meetings and act by written consent from time to time. During 2025, our Board met ten times; our Audit Committee met six times; our Compensation Committee met four times; and our Nominating and Corporate Governance Committee met once.

Each member of our Board attended at least 75% of the aggregate of the total number of (i) meetings of the Board (held during the period for which he or she has been a director) and (ii) meetings held by all committees of the Board on which he or she served (during the period for which he or she served).

Board Attendance at Annual Meeting of Stockholders

Our policy is to invite and encourage each member of our Board to be present at our annual meetings of stockholders.

Communication with Directors

Stockholders who wish to communicate with our Board as a group, our independent directors as a group, a committee of our Board or a specific member of our Board (including the Chairman of the Board) may do so by letters addressed to the attention of our Corporate Secretary.

All communications are reviewed by Corporate Secretary and provided to the members of our Board, our independent directors as a group, a committee of our Board or a specific member of our Board (including the Chairman of the Board) as appropriate. Unsolicited items, sales materials, abusive, threatening or otherwise inappropriate materials and other routine items and items unrelated to the duties and responsibilities of our Board will not be provided to directors.

The address for these communications is:

Fold Holdings, Inc.

2942 North 24th Street, Suite 115, #42035

Phoenix, Arizona 85016

Attn: Corporate Secretary

Code of Business Conduct

The Board has adopted a Code of Conduct, applicable to all of our employees, executive officers and directors. The Code of Conduct is available on our website at https://investor.foldapp.com/governance/documents-charters. The Nominating and Corporate Governance Committee of the Board is responsible for overseeing the Code of Conduct and must approve any waivers of the Code of Conduct for employees, executive officers and directors. Any amendments to the Code of Conduct, or any waivers of its requirements, will be disclosed on our website.

PROPOSAL NO. 1: ELECTION OF DIRECTORS

General

Fold’s Board consists of seven members who are divided into three classes with staggered three-year terms. The primary responsibilities of the Board are to provide oversight, strategic guidance, counseling and direction to our management. The Board meets on a regular basis and additionally as required.

There is no cumulative voting with respect to the election of directors, with the result that the holders of more than 50% of the shares voted for the election of directors can elect all of the directors.

Nominees for Class I Directors

Two candidates have been nominated for election as Class I directors at the 2026 Annual Meeting of Stockholders, each for a three-year term expiring in 2029. Upon recommendation of the Nominating and Corporate Governance Committee, the Board has nominated Dr. Andrew Hohns and Mr. Bracebridge H. Young Jr. for election as Class I directors. Biographical information about each of the nominees is contained in the following section.

Information Regarding the Board and Director Nominees

The names of the members of the Board and Fold’s director nominees, their respective ages, their positions with Fold and other biographical information as of April 8, 2026, are set forth below. Except for Mr. McManus and Mr. Repass, who are brothers-in-law, there are no other family relationships among any of our directors or executive officers. There is no arrangement or understanding between Mr. McManus and any other person pursuant to which he was selected as an officer of the Company.

Our Board is divided into three classes:

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Class I, consisting of Mr. Young and Dr. Hohns, whose terms will expire at this upcoming annual meeting, as it is our first annual meeting of stockholders to be held after the closing of the business combination among the Company, EMLD Merger Sub., Inc. and Fold, Inc. on February 14, 2025 (the “Business Combination”);
•
Class II, consisting of Dr. Kirkwood and Mr. Reeves, whose terms will expire at our second annual meeting of stockholders to be held after the closing of the Business Combination; and
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Class III, consisting of Mr. Simha, Ms. Hill and Ms. Goldwasser, whose terms will expire at our third annual meeting of stockholders to be held after the closing of the Business Combination.

Unless otherwise instructed, shares represented by proxies will be voted “FOR” the election of each of the nominees named below. If any nominee for any reason is unable to serve or for good cause will not serve, the proxies may be voted for such substitute nominee as the proxy holder might determine. Each nominee has consented to being named in this Proxy Statement and to serve if elected. Proxies may not be voted for more than two (2) directors. Stockholders may not cumulate votes for the election of directors.

Board of Directors

The nominees and their ages, occupations and lengths of service on our Board as of the date of the Proxy are provided in the table below and in the additional biographical descriptions set forth in the text below the table.

Name	Age	Position	Director Since
Will Reeves	37	CEO & Chairman of the Board	February 2025
Lesley Goldwasser(3)	64	Director	February 2025
Kirstin Hill(2)(3)	47	Director	February 2025
Andrew Hohns(1)	47	Director	December 2021
Jonathan Kirkwood	44	Lead Director	February 2025
Erez Simha(3)	63	Director	February 2025
Bracebridge H. Young Jr.(1)(2)	69	Director	February 2025

(1)
Members of our Compensation Committee.
(2)
Members of our Nominating and Corporate Governance Committee.
(3)
Members of our Audit Committee.

Will Reeves has served as our Chief Executive Officer and as a Class II member of the Board since February 2025. Mr. Reeves co-founded Fold, Inc. ("Legacy Fold") in 2019 and served as Chief Executive Officer of Legacy Fold and as a Director since its inception. Over the past eight years, Mr. Reeves has held product leadership positions at Thesis, Inc., A3Ventures, LLC and BYND, leading digital transformation and the development of innovation projects for Google and other Fortune 500 technology companies. Prior to founding Legacy Fold, Mr. Reeves was the Head of Payments at Thesis, Inc. from May 2018 to September 2019, where he led the development and strategic direction of the bitcoin venture studio’s innovative payment and financial technologies. Mr. Reeves also has extensive experience in consumer finance. Prior to joining Thesis, Inc., Mr. Reeves played a key role at A3 Ventures, advancing mobility and commerce through the corporate innovation and investment arm of American Automobile Association. Mr. Reeves holds a B.A. in Rhetoric and Political Science from the University of California, Berkeley. We believe Mr. Reeves is well qualified to serve on the Board because of his background in product development, consumer finance and bitcoin and his operational and historical expertise gained from serving as Legacy Fold’s Chief Executive Officer since August 2019.

Lesley Goldwasser has served as a Class III member of the Board since February 2025. Ms. Goldwasser has been a Managing Partner of GreensLedge Capital Markets LLC (“GreensLedge”) since September 2013. Prior to joining GreensLedge, Ms. Goldwasser was associated with Credit Suisse Group AG (“Credit Suisse”) as a Managing Director from September 2010 to November 2013, where she had global responsibility for the Hedge Fund Strategic Services unit. Before Credit Suisse, Ms. Goldwasser spent 12 years at Bear Stearns where she was co-head of Global Debt and Equity Capital Markets units and had global responsibility for structured products. Prior to her tenure at Bear Stearns, Ms. Goldwasser spent 12 years at Credit Suisse in a variety of management positions, including responsibility for both the Asset Backed and Non-Agency Mortgage Trading Desks. Ms. Goldwasser has been a member of the Board of Directors of TipTree Inc. (Nasdaq: TIPT), a financial services company, since January 2015, and currently serves as the lead Independent Director. She began serving as a director of Figure Technology Solutions, Inc. (Nasdaq: FIGR) in July 2025. She served as a director of FinTech Acquisition Corp. V, a blank check company, from December 2020 through its liquidation in December 2022. She also served as a director of FTAC Parnassus Acquisition Corp., a blank check company, from March 2021 through its liquidation in March 2023. She is the former lead Independent Director of Flagstar Bancorp (NYSE: FBC). Ms. Goldwasser is a graduate of the University of Cape Town, South Africa. We believe that Ms. Goldwasser’s extensive experience in the financial services industry makes her qualified to serve as a member of the Board.

Kirstin Hill has served as a Class III member of the Board since February 2025. Ms. Hill currently serves as President and Chief Operating Officer of Social Finance, a national nonprofit and registered investment advisor. Previously, Ms. Hill spent 25 years at Bank of America/Merrill Lynch, most recently as Chief Operating Officer for Merrill Lynch Wealth Management, overseeing growth strategy, digital platforms, client service, sales performance, advisor compensation and field operations. Ms. Hill holds a bachelor’s degree from Harvard University. We believe that Ms. Hill’s significant experience in securities and banking regulation compliance makes her qualified to serve as a member of the Board.

Andrew Hohns has served as a member of the Board since December 2021. Dr. Hohns is Chief Executive Officer of Newmarket, a registered investment advisor he founded in 2020. Newmarket manages capital on behalf of institutional investors worldwide, specializing in structured credit opportunities. In 2022, Newmarket established Battery Finance, a subsidiary focused on institutional investment strategies related to bitcoin. Dr. Hohns is a regular speaker at industry conferences, with expertise in infrastructure, securitization, socially responsible investment, impact investment, development finance, and bitcoin. Prior to establishing Newmarket, Dr. Hohns was a Managing Director at Mariner Investment Group from 2012 through 2020, and a Managing Director at Cohen & Company from 2005 through 2012. He was a Director of INSU Acquisition Corp II from September 2020 to February 2021 and is currently a director at BTC Development Corp. Since 2016, Dr. Hohns has served as a Director of UNICEF USA. Dr. Hohns holds a B.S. in Economics from the Wharton School at the University of Pennsylvania, a Masters in Liberal Arts from the School of Arts and Sciences at the University of Pennsylvania, and a PhD in Applied Economics and Managerial Sciences from the Wharton School at the University of Pennsylvania. We believe that Dr. Hohns’ experience in structured finance and investment management makes him qualified to serve as a member of the Board.

Jonathan Kirkwood has served as a Class II member of the Board since February 2025. Dr. Kirkwood co-founded Ten31 LLC, a leading bitcoin investment platform, in 2020 and has served as its Managing Partner since its inception. As Managing Partner of Ten31 LLC, Dr. Kirkwood leverages his extensive experience in fintech and bitcoin investment management, strategic advisory, and business development to oversee the deployment of over $130 million across 35 companies within the bitcoin ecosystem. Dr. Kirkwood’s expertise in capital raising, regulatory compliance and portfolio management have been critical in guiding high-risk, high-uncertainty ventures to successful outcomes. His leadership spans various sectors, including bitcoin mining, exchanges, payments, security software and hardware, and AI-driven tools. Dr. Kirkwood sits on the board of directors of Start9 Labs Inc., a user-friendly platform provider for personal servers, and Battery Finance, a subsidiary of Newmarket focused on institutional investment strategies related to bitcoin, as well as BTC Development Corp. Dr. Kirkwood holds a B.S. in Biology from the University of Evansville, an M.D. from Ross University School of Medicine and an M.B.A. from Ball State University. We believe Dr. Kirkwood’s strategic insight, leadership experience and industry expertise make him well qualified to serve as a member of the Board.

Erez Simha has served as a Class III member of the Board since February 2025. Mr. Simha brings over 20 years of experience and a proven track record of scaling high-tech disruptive companies in multiple industries, including food-tech, blockchain, 3D printing, and digital assets. Mr. Simha currently serves as the Chief Financial Officer of Artlist, an AI creative technology company, is a director and the audit committee chair of Solmate (Nasdaq: SLMT), and is a board member and treasurer of The Village LTD, a 501(c) nonprofit corporation. From 2022 through 2023, Mr. Simha served as the Chief Financial Officer at Genius Group (NYSE: GNS). From 2020 through 2022, Mr. Simha served as a director and President and Chief Financial Officer at Apifiny Group (NASDAQ: MFH). From 2019 through 2020, Mr. Simha served as Chief Financial Officer and Chief Operating Officer at Kangaroo (Roo Inc.). From 2017 through 2019, Mr. Simha served as Chief Financial Officer and Chief Operating Officer at Food-Tech. From 2011 through 2017, Mr. Simha served as Chief Financial Officer and Chief Operating Officer at STRATASYS LTD (NASDAQ: SSYS). From 2004 through 2011, Mr. Simha served in various capacities, including Vice President of Customer Support, Finance and Operations, Orbotech Pacific Vice President of Finance and Operations, Corporate Vice President of Finance and Chief Financial Officer, at Orbotech LTD. (NASDAQ: ORBK). Mr. Simha holds a Bachelors Degree in Economics and Accounting and a Masters Degree in Business Administration and Finance from Tel Aviv University. He is a Certified Public Accountant. We believe that Mr. Simha’s experience in SPAC transactions, public company reporting requirements and GAAP and IFRS reports makes him qualified to serve as a member of the Board.

Bracebridge H. Young Jr. has served as a Class I member of the Board since February 2025 and also currently serves as Vice Chairman of Bracebridge Capital, a Boston based hedge fund. In addition, Mr. Young serves as the CEO of BTC Development Corp. and as a member of the board of advisors of Newmarket Investment Advisors and Upwell, a technology-enabled water asset management company. Mr. Young served as President and Chief Executive Officer of EMLD from June 2021 to February 2025. Mr. Young served as Chief Executive Officer at Eclat Impact in 2016. From 2000 through 2015, Mr. Young served as Chief Executive Officer and Partner at Mariner Investment Group. He joined Mariner directly from Goldman Sachs, where he began on the Commercial Paper trading desk in 1980 and subsequently served as Head Trader of Institutional Liquid Assets, Co-Head of the Money Market Sales and Trading Department in New York, Partner in charge of Fixed-Income in Tokyo, Head of Fixed-Income and foreign exchange sales in London, and, finally, Partner and Head of European Debt Capital Markets in New York.

Mr. Young serves on the board of directors of Social Finance USA, a Boston-based nonprofit organization dedicated to mobilizing investment capital to drive social change, serves on the boards of directors for Social Progress Imperative, a non-profit best known for measuring a government’s social and environmental performance, Cultivo, a platform designed to finance the regeneration of nature, and TerViva, an agricultural innovation company partnering with farmers to grow and harvest Pongamia. Mr. Young received a B.A from Bowdoin College in 1977 and an M.B.A. from New York University’s Stern School of Business in 1983. We believe that Mr. Young’s experience in corporate leadership and private equity makes him qualified to serve as a member of the Board.

OUR BOARD RECOMMENDS A VOTE “FOR” ALL NOMINEES FOR ELECTION AS DIRECTORS FOR PROPOSAL NO. 1

PROPOSAL NO. 2: RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Changes in Registrant’s Certifying Accountants

On November 1, 2024, CBIZ CPAs P.C. (“CBIZ CPAs”) acquired the attest business of Marcum LLP (“Marcum”), and substantially all of the partners and staff that provided attestation services for Marcum joined CBIZ CPAs. As such, subsequent to the filing on March 31, 2025 of an amended Current Report on Form 8-K of the Company containing the audited financial statements of Fold, Inc. for the fiscal year ended December 31, 2024, Marcum resigned and, with the approval of the Audit Committee of the Board of Directors of the Company, CBIZ CPAs was engaged as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2025.

The reports of Marcum regarding Fold Inc.’s financial statements for the fiscal years ended December 31, 2024 and 2023, did not contain any adverse opinion or disclaimer of opinion and were not qualified or modified as to uncertainty, audit scope, or accounting principles.

During the years ended December 31, 2024 and 2023, and through April 12, 2025, the date of resignation, there were (a) no disagreements (as defined in Item 304(a)(1)(iv) of Regulation S-K and the related instructions) with Marcum on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedures, which disagreements, if not resolved to the satisfaction of Marcum, would have caused Marcum to make reference to such disagreement in its report and (b) no “reportable events” (as defined in Item 304(a)(1)(v) of Regulation S-K and the related instructions).

Prior to engaging CBIZ CPAs, the Company did not consult with CBIZ CPAs regarding the application of accounting principles to a specific completed or contemplated transaction or regarding the type of audit opinions that might be rendered by CBIZ CPAs on the Company’s financial statements, and CBIZ CPAs did not provide any written or oral advice that was an important factor considered by the Company in reaching a decision as to any such accounting, auditing, or financial reporting issue.

The Company provided Marcum with a copy of the Current Report on Form 8-K prior to its filing with the U.S. Securities and Exchange Commission (the “SEC”) on April 15, 2025 and requested that Marcum furnish the Company with a letter addressed to the SEC, pursuant to Item 304(a)(3) of Regulation S-K, stating whether it agrees with the above statements and, if it does not agree, the respects in which it does not agree. A copy of the letter, dated April 15, 2025, is filed as Exhibit 16.1 (which is incorporated by reference herein) to the Current Report on Form 8-K filed by the Company with the SEC on April 15, 2025.

Ratifying Our Certifying Accountants for 2026

The Audit Committee has appointed CBIZ CPAs, an independent registered public accounting firm, to audit our consolidated financial statements for the fiscal year ending December 31, 2026, and the Board is asking stockholders to ratify that selection. Although current law, rules, and regulations, as well as the charter of the Audit Committee, require the Audit Committee to engage, retain, and supervise the Company’s independent registered public accounting firm, the Board considers the selection of the independent registered public accounting firm to be an important matter of stockholder concern and is submitting the selection of CBIZ CPAs for ratification by stockholders as a matter of good corporate practice.

CBIZ CPAs has served as our independent registered public accounting firm since 2025. A representative of CBIZ CPAs is expected to be present during the meeting and, if present, CBIZ CPAs will have an opportunity to make a statement if such representative desires to do so and is expected to be available to respond to appropriate questions from stockholders at the meeting.

Independent Registered Public Accounting Firm Fees and Services

The following is a summary of the fees billed to us by CBIZ CPAs and Marcum for professional services rendered for the fiscal year ending on December 31, 2025 and December 31, 2024.

	Year Ended December 31,
CBIZ CPAs P.C.	2025	2024
Audit Fees(1)	$595,375	—
Audit-Related Fees	—	—
Tax Fees	—	—
All Other Fees	—	—
Total Fees	$595,375	—

	Year Ended December 31,
Marcum LLP	2025	2024
Audit Fees(1)	—	$748,588
Audit-Related Fees	—	—
Tax Fees	—	—
All Other Fees	—	—
Total Fees	—	$748,588

(1)
Includes fees for audits of annual financial statements, reviews of the related quarterly financial statements, and services that are normally provided by the independent accountants in connection with statutory and regulatory filings or engagements, including reviews of documents filed with the SEC.

Policy on Audit Committee Pre-Approval of Audit and Permissible Non-Audit Services of Independent Registered Public Accounting Firm

Our Audit Committee’s policy is to pre-approve all audit and permissible non-audit services provided by our independent registered public accounting firm, the scope of services provided by our independent registered public accounting firm and the fees for the services to be performed. These services may include audit services, audit-related services, tax services and other services. Pre-approval is detailed as to the particular service or category of services and is generally subject to a specific budget. Our independent registered public accounting firm and management are required to periodically report to the Audit Committee regarding the extent of services provided by our independent registered public accounting firm in accordance with this pre-approval, and the fees for the services performed to date.

OUR BOARD RECOMMENDS A VOTE “FOR” APPROVAL OF PROPOSAL NO. 2.

REPORT OF THE AUDIT COMMITTEE

The information contained in the following report of our Audit Committee is not considered to be “soliciting material,” “filed” with or incorporated by reference in any past or future filing by us under the Exchange Act or the Securities Act of 1933, as amended (the “Securities Act”) unless and only to the extent that we specifically incorporate it by reference.

Primary Oversight Responsibilities

Management is responsible for the Company’s financial reporting process, including the responsibility to prepare our consolidated financial statements in accordance with generally accepted accounting principles in the United States (GAAP). The Company’s independent registered public accounting firm is responsible for auditing those financial statements and expressing an opinion as to their conformity with GAAP. The Audit Committee’s responsibility is to oversee and review these processes. The Audit Committee is not, however, engaged in the practice of accounting or auditing and does not provide any expert or other special assurance as to such financial statements concerning compliance with laws, regulations or GAAP, or as to the independence of the independent registered public accounting firm. The Audit Committee relies, without independent verification, on the information provided to it and on the representations made by management and the independent registered public accounting firm. The Audit Committee’s responsibilities are described in a written charter. A copy of the Audit Committee’s current charter is publicly available on our website at https://investor.foldapp.com/governance/documents-charters.

Oversight of Independent Auditors

In connection with the evaluation, appointment and retention of the independent registered public accounting firm, at least annually the Audit Committee reviews and evaluates the independence and quality control procedures of the independent registered public accounting firm and the experience and qualifications of its senior personnel providing audit services to the Company. In this evaluation, the Audit Committee may consider, among other factors, the following with respect to the independent registered public accounting firm: their historical and recent performance on our audit, the quality and candor of their communications with the both the Audit Committee and management, the depth of expertise of their audit team and the value provided by their national office, the appropriateness of their fees, how effectively they maintained their independence, their tenure as our independent auditors, their knowledge of our operations, accounting policies and practices, and external data relating to audit quality and performance by them and their peer firms. Based on this overall evaluation, the Audit Committee retained CBIZ CPAs as our independent registered public accounting firm for 2025.

2025 Audited Financial Statements

In fulfilling its oversight role for the year ended December 31, 2025, our Audit Committee has reviewed and discussed our audited consolidated financial statements for the fiscal year ended December 31, 2025 with management and CBIZ CPAs. Our Audit Committee has also discussed with CBIZ CPAs the matters required to be discussed by the applicable requirements of the Public Company Accounting Oversight Board (the “PCAOB”) and the SEC.

Our Audit Committee has received and reviewed the written disclosures and the letter from CBIZ CPAs required by applicable requirements of the PCAOB regarding the independent accountant’s communications with our Audit Committee concerning independence, and has discussed with CBIZ CPAs its independence.

Based on the review and discussions referred to above, and subject to the limitations on the Audit Committee’s role and responsibilities referred to above and in its charter, our Audit Committee recommended to our Board that the audited consolidated financial statements be included in our annual report on Form 10‑K for the fiscal year ended December 31, 2025 for filing with the SEC.

Submitted by the Audit Committee

Erez Simha, Chair

Lesley Goldwasser

Kirstin Hill

EXECUTIVE OFFICERS

The following table and narrative description set forth certain information concerning our executive officers as of the date of the Proxy:

Name	Age	Position
Will Reeves	37	Chief Executive Officer and Chairman of the Board of Directors
Wolfe Repass	37	Chief Financial Officer
Thomas Dickman	36	Chief Technology Officer
Matthew McManus	37	Chief Operating Officer

Will Reeves. For a brief biography of Mr. Reeves, please see “Proposal No. 1: Election of Directors.”

Wolfe Repass has served as our Chief Financial Officer since February 2025. Mr. Repass has served as Legacy Fold’s Chief Financial Officer since October 2024, prior to which he served as Legacy Fold’s Vice President of Finance and Operations beginning in September 2023, and has held various roles in the Finance and Operations department of Legacy Fold since joining Legacy Fold in May 2021. While at Legacy Fold, Mr. Repass played a key role in establishing its financial, accounting, and operational foundations and was a key member of Fold’s public readiness journey. Prior to joining Fold, Mr. Repass worked in various financial reporting and accounting roles within the fintech and manufacturing industries, including Robinhood Markets LLC and PopSockets LLC. Mr. Repass started his career at PricewaterhouseCoopers LLP (“PwC”) where he spent nearly a decade specializing in PCAOB-compliant audit services, including Sarbanes-Oxley Act compliance for multiple Fortune 250 clients. Mr. Repass also spent two years in Singapore providing U.S. GAAP reporting services for multiple foreign entities and U.S. subsidiaries. Mr. Repass holds a B.S. in Accounting from Bradley University and is a licensed Certified Public Accountant in the state of Colorado.

Thomas Dickman has served as our Chief Technology Officer since February 2025. Mr. Dickman held various positions at Legacy Fold since its founding in 2019, serving as Senior Software Engineer until September 2023 when he began serving as Legacy Fold’s Chief Technology Officer. Mr. Dickman oversees Fold’s technology vision, strategy, and infrastructure, while ensuring that technology investments align with business goals and drive innovation. Mr. Dickman has more than a decade of experience in the software engineering field, including extensive leadership experience. Prior to joining Legacy Fold, Mr. Dickman held positions at RetailMeNot. Inc. and Northrop Grumman. Mr. Dickman holds a B.S. in Electrical Engineering and an M.S. in Computer Engineering from the University of Cincinnati.

Matthew McManus has served as our Chief Operating Officer since April 2025. Prior to joining Fold, Mr. McManus worked in various product roles at Unchained Capital, Inc. from May 2021 to April 2025, most recently as Chief Product Officer, leading the company’s product strategy, development, and execution. Before Unchained, Mr. McManus worked with some of the world’s biggest brands, including Twitter, Capital One, PBS & PBS KIDS, National Geographic, and Marriott. Mr. McManus earned his Bachelor of Science in Information Science, Systems and Technology from the College of Engineering at Cornell University.

EXECUTIVE COMPENSATION

We are a “smaller reporting company” within the meaning of the Securities Act for purposes of the SEC’s executive compensation disclosure rules, and, as such, are providing compensation disclosure required of a smaller reporting company, including a Summary Compensation Table, an Outstanding Equity Awards at Fiscal Year-End Table, a Director Compensation Table, as well as limited narrative disclosures. Further, as a smaller reporting company, our executive compensation reporting obligation extends only to our limited group of named executive officers (“NEOs”), which includes our chief executive officer and the two most highly compensated executive officers (other than our chief executive officer) serving at the end of 2025. Bracebridge H. Young, Jr. served as FTAC Emerald Acquisition Corp.’s chief executive officer prior to the Business Combination, but did not receive any compensation for services rendered to us in 2025 apart from an equity grant given to him for his service as a director and except to the extent he may have benefited from the transactions entered into in connection with the Business Combination. See “Certain Relationships and Related Party Transactions.”

The individuals listed below are our NEOs for the year ended December 31, 2025:

•
Will Reeves, our Chief Executive Officer;
•
Bracebridge H. Young, Jr., our former Chief Executive Officer;
•
Wolfe Repass, our Chief Financial Officer; and
•
Thomas Dickman, our Chief Technology Officer.

Summary Compensation Table

The following table summarizes the compensation awarded to, earned by or paid to our NEOs for fiscal years ended December 31, 2025 and December 31, 2024 (including for periods prior to the Business Combination). We have omitted the column entitled “Option Awards” as well as "Non-Equity Incentive Plan Compensation" because our NEOs did not receive option awards or non-equity incentive plan compensation during the years presented. We have also omitted the column entitled “Nonqualified Deferred Compensation Earnings” as Fold has not sponsored any nonqualified deferred compensation plans or arrangements during the years presented.

		Salary	Bonus	Stock Awards	All Other Compensation	Total Compensation
Name and Principal Position	Year	($)	($)(2)	($)(1)(4)	($)(3)	($)
Will Reeves	2025	460,025	80,000	21,500,000	10,500	22,050,525
Principal Executive Officer	2024	200,000	37,500	6,004,479	7,125	6,249,104
Bracebridge H. Young, Jr.	2025	—	—	125,000	—	125,000
Former Principal Executive Officer	2024	—	—	—	—	—
Wolfe Repass	2025	370,863	60,000	1,500,000	—	1,930,863
Chief Financial Officer	2024	195,250	—	803,555	—	998,805
Thomas Dickman	2025	321,260	36,000	1,500,000	10,022	1,867,282
Chief Technology Officer	2024	230,000	—	2,960	6,900	239,860

(1)
Amounts reflect the full grant-date fair value of restricted stock units (“RSUs”) computed in accordance with Financial Accounting Standards Board Accounting Standards Codification Topic 718. Please see the discussion of the assumptions made in the valuation of these awards in “Note 12—Share-Based Compensation Expense” to the audited consolidated financial statements included in our Annual Report on Form 10‑K for the year ended December 31, 2025. Subject to satisfaction of applicable vesting requirements, each RSU is to be settled one-for-one with a share of the Company’s common stock.
(2)
For 2025, the Compensation Committee assessed that management met 20% of their bonus targets for fiscal year 2025, resulting in the bonus indicated above for Mr. Reeves and Mr. Dickman. In accordance with the discretion granted to the Compensation Committee, due to Mr. Repass's considerable efforts and leadership during fiscal year 2025, in line with the Compensation Committee's discretion, the Compensation Committee increased Mr. Repass's bonus from 20% of his target to 30% of his target. For 2024, the amount reflects a cash bonus paid to Mr. Reeves in respect of quarterly revenue generated by Fold from certain of its customers. None of our other named executive officers earned or were eligible to earn cash bonuses in 2024.
(3)
Amounts include matching contributions made under the 401(k) plan.
(4)
In May 2025, as further described below, in light of their significant efforts in assisting the Company complete the Business Combination in February 2025, the Compensation Committee awarded Mr. Reeves, Mr. Repass, and Mr. Dickman one-time, special "deSPAC" RSU grants totaling 1,800,000 RSUs, 50,000 RSUs, and 50,000 RSUs, respectively, on top of their respective general equity grants of 350,000 RSUs, 100,000 RSUs, and 100,000 RSUs, respectively. The Compensation Committee assessed the value of the Company's common stock for the purposes of these grants at $10 per share. The 12,500 RSU grant for Mr. Young was granted in respect of his service as a director in June 2025.

Narrative to the Summary Compensation Table

Because Mr. Young did not receive any compensation for his service as our Chief Executive Officer in either 2024 or 2025, and his only compensation for the year 2025 was the 12,500 RSU grant given to him for his service as a director, none of the items discussed in this "Narrative to the Summary Compensation Table" apply to him except that, technically, as a former officer, he would be subject to our Clawback Policy, but he has received no compensation from us in his capacity as an officer. Therefore, for the purposes of this section, the term "NEO" should be read to exclude Mr. Young.

Base Salary

The NEOs receive a base salary intended to provide a fixed component of compensation reflecting the executive’s skill set, experience, role and responsibilities. Each NEO's base salary was increased by the Board after the Business Combination. Effective as of February 14, 2025, each NEO’s annual base salary for 2025 was as follows: Mr. Reeves - $500,000; Mr. Repass - $400,000; and Mr. Dickman - $360,000. Prior to such increase, each NEO’s annual base salary was as follows: Mr. Reeves - $200,000; Mr. Repass - $195,250; and Mr. Dickman - $230,000.

Short-Term Incentive Program

In August 2025, our Board adopted the Fold Holdings, Inc. Annual Bonus Plan (the “Bonus Plan”), which generally applies to all full-time employees, including our NEOs, although participants have different target bonus opportunities as a percentage of base salary). Under the Bonus Plan, the “Company Performance Criteria” for the performance period (generally, the calendar year) is determined by the Compensation Committee and may include, but is not limited to, the following: (1) financial metrics such as revenue, EBITDA, adjusted EBITDA, operating income, cash flows, net income, earnings per share, or other relevant financial benchmarks; (2) product success metrics related to the development and success of products and features (e.g., Fold Bitcoin Credit Card launch); (3) customer success metrics such accounts such as cardholders, volumes, monthly transacting users, monthly active users; (4) and/or any other “Performance Criteria” within the meaning of our equity incentive plan. For 2025, the Compensation Committee identified certain criteria under the Bonus Plan, including without limitation: (i) Fold Bitcoin Credit Card launch; (ii) revenue; and (iii) adjusted EBITDA.

As approved by our Board in 2025, our NEOs are eligible to receive a bonus of up to the following percentage of base salary: Mr. Reeves (CEO) – 80%; and Mr. Repass - 50%; and Mr. Dickman - 50%.

Long-Term Incentive Compensation

In connection with the Business Combination, our Board adopted, and our shareholders approved, the Fold Holdings, Inc. 2025 Incentive Award Plan (the “2025 Plan”) to enhance our ability to attract, retain and motivate persons who make (or are expected to make) important contributions to us by providing individuals with equity ownership opportunities and/or equity-linked compensatory opportunities. The 2025 Plan allows for the grant of awards in the form of: stock options, stock appreciation rights, restricted stock, restricted stock units, dividend equivalents and other stock or cash based awards. In May 2025, the Compensation Committee approved RSU awards under the 2025 Plan for our NEOs in an aggregate amount for each of the NEO as follows: Mr. Reeves – 2,150,000; Mr. Repass – 150,000; and Mr. Dickman - 150,000. The vesting schedules applicable to these RSU awards are described below in the footnotes to the table of Outstanding Equity Awards at Fiscal Year-End. Prior to the Business Combination, Fold granted equity awards to certain of our NEOs under the Fold, Inc. 2019 Equity Incentive Plan (the “2019 Plan”); certain of those awards remained outstanding as of December 31, 2025, as reflected below in the Outstanding Equity Awards at Fiscal Year-End.

Potential Payments and Benefits upon Termination and/or Change in Control

Each of our NEOs participate in the Fold Holdings, Inc. Executive Severance Plan (the “Executive Severance Plan”). Under the Executive Severance Plan, in the event of the executive’s termination of employment by us without “cause” or by the executive for “good reason” (each as defined in the Executive Severance Plan) (each, a “Qualifying Termination”), the executive will be eligible to receive the following payments and benefits: (i) continued payment of base salary for the number of months set forth in the plan for the executive’s tier level (as approved by the Compensation Committee); and (ii) subsidized COBRA continuation for the executive and his or her covered dependents for up to the number of months set forth in the plan for the executive’s tier level. However, in the event of the executive’s Qualifying Termination during the 12-month period following the consummation of a “change in control” of the Company (as defined in the 2025 Plan or successor equity incentive plan) or, solely if such Qualifying Termination is at the request of the acquirer in the change in control or otherwise related to the change in control, during the three-month period prior to the consummation of such change in control, the executive will be eligible to receive the following payments and benefits (in lieu of the payments and benefits described above): (i) an amount equal to the number of months of base salary specified in the plan for the executive’s tier level, payable in a lump sum; (ii) subsidized COBRA continuation for the executive and his or her covered dependents for up to the number of months specified in the plan for the executive’s tier level; (iii) an amount equal to a specified percentage, based on the executive’s tier level, of the executive’s target annual cash performance bonus for our fiscal year in which such Qualifying Termination occurs, payable in a lump sum; and (iv) full accelerated vesting of outstanding and unvested equity awards, with any performance goals applicable to such equity awards deemed achieved at target performance.

The Compensation Committee has assigned our NEOs to the following tiers under the Executive Severance Plan, with the corresponding benefits as set forth below.

	Termination Not in connection with a Change in Control		Termination in connection with a Change in Control
Name	Tier	Salary/Benefits	Salary/Benefits	Bonus Percentage
Mr. Reeves	Tier 1	12 months	18 months	150%
Mr. Repass	Tier 2	9 months	12 months	100%
Mr. Dickman	Tier 2	9 months	12 months	100%

Each NEO’s right to receive the applicable severance payments and benefits is subject to the NEO’s execution, delivery, and, as applicable, non-revocation of a general release of claims in favor of the Company and its affiliates, and continued compliance with any applicable restrictive covenants. Additionally, if any payments under the Executive Severance Plan, together with any other amounts paid to the executive, would subject the Executive to an excise tax under Section 4999 of the Internal Revenue Code, such payments will be reduced to the extent that such reduction would produce a better net after-tax result for the executive.

Retirement Plan

Fold, Inc. currently maintains a 401(k) retirement savings plan for its employees, including our NEOs, who satisfy certain eligibility requirements. The NEOs are eligible to participate in the 401(k) plan on the same terms as other full-time employees. Currently, we match contributions made by participants in the 401(k) plan up to a specified percentage of the employee contributions, and these matching contributions are fully vested as of the date on which the contribution is made.

Employee Benefits and Perquisites

All of our full-time employees, including our NEOs, are eligible to participate in our health and welfare plans, including medical, dental and vision benefits; health savings and flexible spending accounts; short-term and long-term disability insurance; and basic and supplemental life and accidental death and dismemberment insurance. We do not currently, and we did not during 2025, provide material perquisites to any of our NEOs.

Employee Stock Purchase Plan

In connection with the Business Combination, our Board adopted, and our stockholders approved, the 2025 Employee Stock Purchase Plan (“ESPP”), to assist eligible employees in acquiring a stock ownership interest in the Company. Generally, all Fold employees, including our NEOs, are eligible to participate in the ESPP. Under the ESPP, participants are offered the right to purchase shares of our Common Stock at a discount during a series of offering periods. The length of the offering periods under the ESPP are determined by our Compensation Committee and may be up to twenty-seven (27) months long. Under the ESPP, accumulated payroll deductions are used to purchase shares of Common Stock on each purchase date during an offering period. During 2025, the Compensation Committee approved a series of six-month offerings under the ESPP, with the first offering beginning on September 1, 2025 and ending on February 28, 2026 (unless terminated earlier). Upon conclusion of the first offering (and each subsequent offering), a new six-month offering will automatically begin. The purchase price of a share of Common Stock under each offering is the lesser of: (i) 85% of our closing price on the first day of the offering, or (ii) 85% of our closing price on the purchase date of the offering. Pursuant to Internal Revenue Service rules, for the approved offerings, a participant’s right to purchase Common Stock will not accrue under the ESPP at a rate that exceeds $25,000 of the value of our Common Stock (determined as of the first day of the offering period) for each calendar year in which such rights are outstanding at any time.

Clawback Policy

The Company is committed to incentivizing key executives (including NEOs) with appropriate compensation based in part on the achievement of the financial performance of the Company and its impact on stockholder value. To promote accountability and integrity within its incentive arrangements, we believe the Company must have the ability to recoup incentive compensation in certain cases to the extent permitted by applicable law and to the extent necessary to preserve the purpose and integrity of our incentive programs. To that effect, the Company has adopted a clawback policy that is intended to comply with, and administered and consistent with, the rules of Nasdaq and the rules of the SEC (the “Clawback Policy”). If the Company is required to prepare an accounting restatement due to its material non-compliance with any financial reporting requirement under federal securities laws (including any required accounting restatement to correct an error in previously issued financial statements, or that would result in a material misstatement if the error were corrected in the current period or left uncorrected in the current period), the Clawback Policy requires the Company to recover certain cash and equity incentive compensation paid to or deferred by current and former executive officers of the Company during the applicable recovery period (generally the last three completed fiscal years immediately preceding the restatement date) that exceeds the amount that otherwise would have been received had it been determined based on the restated financial statements.

Offer Letters

Prior to the Business Combination, Legacy Fold entered into an offer letter (as amended) with each of Mr. Reeves, Mr. Repass, and Mr. Dickman, which sets forth the terms and conditions of their employment, including base salary (which has since been increased), their initial equity awards, and their eligibility to participate in our employee benefit plans. Pursuant to his offer letter, Mr. Reeves would have been eligible for severance benefits in the event of his employment was terminated by us without “cause” or he resigned for “good reason”; however, Mr. Reeves’ severance entitlements are now governed by the Executive Severance Plan, in lieu of the offer letter. None of the offer letters provide for a target short-term incentive amount or percentage.

Outstanding Equity Awards at Fiscal Year-End

The following table reflects information regarding outstanding equity-based awards held by each NEO as of December 31, 2025. Such awards are reflected in each row below on an award-by-award basis. The vesting schedule for each award that has not fully vested as of December 31, 2025 is shown in the footnotes to this table. For awards granted prior to the Business Combination, the number of shares/units below reflect adjustments made to give effect to the Business Combination.

			Stock Awards
Name and Principal Position	Grant Date	Vesting Commencement Date	Number of Shares or Units of Stock that have Not Vested (#)	Market Value of Shares or Units of Stock that Have Not Vested ($)(1)
Will Reeves
Principal Executive Officer
	10/20/2022	10/1/2022	10,746(2)	28,047
	8/30/2024	12/1/2022	138,580(2)	361,694
	5/16/2025	2/14/2025	350,000(3)	913,500
	5/16/2025	2/14/2025	1,800,000(3)	4,698,000
Bracebridge H. Young, Jr.
Former Principal Executive Officer
	6/3/2025	2/14/2025	12,500(4)	32,625
Wolfe Repass
Chief Financial Officer
	6/20/2022	5/19/2022	3,474(2)	9,067
	2/28/2023	3/1/2023	39,581(2)	103,306
	1/9/2024	9/1/2023	359(2)	937
	8/30/2024	6/1/2024	46,192(2)	120,561
	5/16/2025	2/14/2025	100,000(3)	261,000
	5/16/2025	2/14/2025	50,000(3)	130,500
Thomas Dickman
Chief Technology Officer
	6/20/2022	5/19/2022	1,073(2)	2,801
	1/9/2024	9/1/2023	359(2)	937
	5/16/2025	2/14/2025	100,000(3)	261,000
	5/16/2025	2/14/2025	50,000(3)	130,500

(1)
Amounts are calculated based on multiplying the number of shares shown in the table by the closing price of our Common Stock as of December 31, 2025, which was $2.61 per share.
(2)
Represents RSUs granted by Legacy Fold under the 2019 Plan that vest upon satisfaction of a service-based vesting requirement. These RSUs were also subject to a liquidity event vesting requirement, which was satisfied (or deemed satisfied) in connection with the Business Combination and no longer applies. The service-based vesting condition is satisfied as to 1/4 of the RSUs initially subject to the award on the first anniversary of the vesting commencing date and as to 1/48th of the RSUs on each monthly anniversary of the vesting commencement date thereafter, subject to the grantee’s continued service through the applicable vesting date.
(3)
Represents RSUs granted under the 2025 Plan that vest upon satisfaction of a service-based vesting requirement. The service-based vesting condition is satisfied as to 1/4 of the RSUs initially subject to the award on the first anniversary of the vesting commencement date, and thereafter in equal quarterly installments for the next three years, subject to the grantee’s continued service through the applicable vesting date.
(4)
Represents RSUs granted to Mr. Young in his capacity as a director. The grant vested in full on February 14, 2026. See "Director Compensation" below.

Director Compensation

Prior to the Business Combination, our directors who served at that time did not receive any compensation for their service in their capacity as directors. In connection with the Business Combination, our Board adopted the Fold Holdings, Inc. Non-Employee Director Compensation Program (the “Director Compensation Program”), a comprehensive program to attract and retain qualified non-employee directors who are essential to our future success, growth, and governance.

Cash Compensation

Under the Director Compensation Program, each non-employee director receives the following cash compensation:

•
Annual retainer: $40,000
•
Additional Annual Retainer for Non-Executive Chair: $50,000
•
Additional Annual Retainer for Lead Independent Director: $25,000
•
Annual Committee Chair Retainers:
o
Audit Committee: $20,000
o
Compensation Committee: $15,000
o
Nominating and Corporate Governance Committee: $10,000
•
Annual Non-Chair Committee Member Retainers:
o
Audit Committee: $10,000
o
Compensation Committee: $7,500
o
Nominating and Corporate Governance Committee: $5,000.

Annual cash retainers are paid in quarterly installments in arrears and are pro-rated for any partial calendar quarter of service.

Equity Compensation

Under the Director Compensation Program, each non-employee director who is serving on the Board as of the date of each annual meeting of the Company’s stockholders is granted, on such annual meeting date, an award of RSUs with a grant-date value of approximately $125,000 (each an “Annual Award”), which vests in full on the earlier to occur of (i) the one-year anniversary of the applicable grant date and (ii) the day before the date of the next annual meeting following the grant date, subject to the director’s continued service on the Board through the applicable vesting date. Each non-employee director who is initially elected or appointed after the closing of the Business Combination, other than on the date of an annual meeting, receives a pro-rated Annual Award.

In addition, each equity award granted under the Director Compensation Program vests in full upon (i) a change in control of the Company (as defined in the 2025 Plan, or any similar term as defined in the then-applicable plan) if the non-employee director will not become a member of the Board or the board of directors of the Company’s successor (or any parent thereof) following such change in control, and (ii) upon the non-employee director ceasing to serve on the Board due to his or her death or disability (as defined in the 2025 Plan, or any similar term as defined in the then-applicable plan).

Compensation under the Director Compensation Program is subject to the annual limits on non-employee director compensation set forth in the 2025 Plan (or any successor plan).

From time to time, the Board may elect to grant additional RSU awards to recognize commendable or additional Board service, provided the value of such award does not exceed the limits set forth for non-executive director compensation set forth in our 2025 Plan.

2025 Director Compensation Table

The following table reflects the compensation of each of our non-employee directors who served at any time during the fiscal year ended December 31, 2025.

Name	Fees earned or paid in cash ($)(1)	Stock Awards ($)(2) (3)	All Other Compensation	Total ($)
Lesley Goldwasser	43,889	125,000	—	168,889
Kirstin Hill	48,278	125,000	—	173,278
Andrew Hohns	35,111	125,000	—	160,111
Jonathan Kirkwood	63,639	1,125,000	—	1,188,639
Erez Simha	52,667	125,000	—	177,667
Bracebridge H. Young Jr.	57,056	125,000	—	182,056

(1)
Represents, pro-rated for the first quarter, the total annual cash retainer of $40,000 for each director, an additional cash retainer of $15,000 for Dr. Kirkwood as Chair of the Compensation Committee, an additional cash retainer of $20,000 for Mr. Simha as Chair of the Audit Committee, and an additional cash retainer of $10,000 for Ms. Hill as Chair of the Nominating and Corporate Governance Committee. There is an additional annual retainer of $25,000 for Dr. Kirkwood, the lead director. Non-chair members of respective committees receive an annual retainer of $10,000 for the Audit Committee, $7,500 for the Compensation Committee, and $5,000 for the Nominating and Corporate Governance Committee.
(2)
Represents the grant date fair value of RSUs as determined in accordance with ASC Topic 718, Compensation — Stock Compensation. Pursuant to SEC rules, the amounts shown exclude the impact of estimated forfeitures related to service-based vesting conditions. Please see the discussion of the assumptions made in the valuation of these awards in “Note 12—Share-Based Compensation Expense” to the audited consolidated financial statements included in our Annual Report on Form 10‑K for the year ended December 31, 2025. Generally, the full grant date fair value is the amount that we would expense in our financial statements over the award’s vesting schedule. These amounts reflect our accounting expense, and do not correspond to the actual value that will be recognized by the director. The RSUs were granted under the 2025 Incentive Award Plan pursuant to the Director Compensation Program, and vest following a one-year service vesting period.
(3)
The aggregate number of shares subject to outstanding equity awards held by our non-employee directors is set forth below. Each entry represents the number of shares underlying outstanding unvested RSUs as of December 31, 2025, which were granted pursuant to our
Director Compensation Program (and generally vest upon the earlier of one-year and the day before our 2026 annual meeting, subject to continued service as of the applicable vesting date). In addition, Dr. Kirkwood received RSUs in recognition of his service as a member of the Board with respect to his efforts relating to the Business Combination. This additional grant vested as to one 1/4th of the RSUs on February 14, 2026, and thereafter will vest in equal quarterly installments for the next three years, subject to Dr. Kirkwood's continued service as a board member through the applicable vesting date.

Name	Shares Underlying Stock Awards
Lesley Goldwasser	12,500
Kirstin Hill	12,500
Andrew Hohns	12,500
Jonathan Kirkwood	112,500
Erez Simha	12,500
Bracebridge H. Young Jr.	12,500

Summary of Equity Compensation Plans

The following chart sets forth information concerning the 2025 Incentive Award Plan as of December 31, 2025.

Plan Category	Number of Securities to be issued upon Exercise of Outstanding Options, Warrants, and Rights(1) (a)	Weighted Average Exercise Price of Outstanding Options, Warrants, and Rights(2) (b)	Number of Securities Remaining Available for Future Issuance Under Equity Incentive Compensation Plans (excluding securities reflected in column (a))(3) (c)
Equity Compensation Plans Approved by Security Holders	3,387,488	—	4,252,698
Equity Compensation Plans Not Approved by Security Holders	—	—	—

(1)
This column reflects shares of Common Stock subject to outstanding RSUs granted under the 2025 Plan. No further awards will be made under our 2019 Plan. In connection with the Business Combination, the number of shares of our Common Stock attributable to Pre-Business Combination that were issuable pursuant to RSUs as of December 31, 2025 was 1,279,767.

(2)
The outstanding RSUs are not reflected in this column as they do not have an exercise price. There were no outstanding options, warrants or rights subject to payment of an exercise price for our Common Stock granted under the 2025 Plan. Outstanding rights to purchase shares of Common Stock under our ESPP are not reported in this column as they have a floating exercise price.
(3)
This column reflects the total number of shares of Common Stock remaining available for issuance under the 2025 Plan (excluding the shares subject to outstanding awards reflected in column (a)), the total number of shares of Common Stock subject to purchase rights under the current purchase period of the ESPP, and the total number of shares of Common Stock remaining available for issuance under the ESPP. The number herein includes vested RSUs that were not yet settled as of December 31, 2025. The 2025 Plan has an “evergreen” feature providing for an annual increase on the first day of each calendar year beginning January 1, 2026 and ending on and including January 1, 2035, equal to the lesser of (i) a number of shares equal to 5% of the aggregate number of shares outstanding on the final day of the immediately preceding calendar year and (ii) such smaller number of Shares as is determined by the Board (however, no more than 16,059,830 shares may be issued under the 2025 Plan pursuant to the exercise of incentive stock options, notwithstanding anything to the contrary in the 2025 Plan). Similarly, the ESPP has an evergreen feature: on the first day of each calendar year beginning on January 1, 2026 and ending on and including January 1, 2035, the number of shares of our Common Stock available for issuance under the 2025 Plan will be increased by that number of shares equal to the lesser of (a) 1% of the aggregate number of shares outstanding on the final day of the immediately preceding calendar year and (b) such smaller number of shares as determined by the Board (provided that no more than 3,040,634 shares may be issued under the ESPP pursuant to the rights granted under the Section 423 component of the ESPP, notwithstanding anything in the ESPP to the contrary).

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

Review, Approval or Ratification of Related Person Transactions

In accordance with the written charter of our Audit Committee and our Related Person Transactions Policy, our Audit Committee is responsible for review and, if appropriate, approval of the Company’s entry into such transactions, and oversees such transactions on an ongoing basis.

The Company’s written Related Person Transactions Policy defines a “related person transaction” as any transaction, arrangement or relationship in which the Company or any of its subsidiaries was, is or will be a participant, the amount of which exceeds the lesser of (i) $120,000 or (ii) 1% of the average of the Company’s total asserts at fiscal year-end for the last two completed fiscal years, and in which any related person had, has or will have a direct or indirect material interest. A “related person” means:

•
any person who is, or at any time since the beginning of the Company’s last fiscal year was, a director or executive officer of the Company or a nominee to become a director of the Company;
•
any person who is known to be the beneficial owner of more than 5% of any class of the Company’s voting securities; and
•
any immediate family member of any of the foregoing persons, which means any child, stepchild, parent, stepparent, spouse, sibling, mother-in-law, father-in-law, son-in-law, daughter-in-law, brother-in-law or sister-in-law of the director, executive officer, nominee or more than 5% beneficial owner, and any person (other than a tenant or employee) sharing the same household of such director, executive officer, nominee or more than 5% beneficial owner.

Related Party Transactions

In addition to the executive officer and director compensation arrangements discussed above under “Executive Compensation” and “Proposal No. 1: Election of Directors,” respectively, the following is a description of each related person transaction since January 1, 2025:

Amended and Restated Registration Rights Agreement

In connection with the consummation of the Business Combination and as contemplated by the Merger Agreement, the Company, Emerald ESG Sponsor LLC (“ESG Sponsor”), Emerald ESG Advisors, LLC (“ESG Advisors”) and Emerald ESG Funding, LLC (“ESG Funding” and, collectively with ESG Sponsor and ESG Advisors, the “Sponsors”), certain stockholders of Legacy Fold and certain stockholders of the Company (collectively, the “Registration Rights Holders”) entered into an Amended and Restated Registration Rights Agreement, dated as of February 14, 2025 (the “A&R Registration Rights Agreement”).

Under the A&R Registration Rights Agreement, the Company is obligated to file a registration statement with the SEC to register the resale of (a) any shares of Common Stock held by a Registration Rights Holder as of the closing of the Business Combination on February 14, 2025 (the “Closing”) and, to the extent acquired after the Closing and deemed to be a “restricted security” (as defined in Rule 144 promulgated under the Securities Act), any shares of Common Stock acquired following the Closing, and (b) any other equity security of the Company issued or issuable with respect to any such share of Common Stock by way of a stock dividend or stock split or in connection with a combination of shares, recapitalization, merger, consolidation or other reorganization or otherwise, in each case held by such Registration Rights Holder.

The Company agreed to, within 20 business days after the Closing, file with the SEC a shelf registration statement registering the resale of the Common Stock held by the Registration Rights Holders and use its commercially reasonable efforts to have such registration statement declared effective as soon as practicable after the filing thereof, but in no event later than 60 days following the filing deadline. On April 1, 2025, the Company filed a registration statement on Form S-1 with the SEC in connection with the foregoing. In addition, pursuant to the terms of the A&R Registration Rights Agreement and subject to certain requirements and customary conditions, the Sponsor holders are entitled to three demand registrations and the Legacy Fold holders are entitled to six demand registrations; provided, however, that the Company is not obligated to participate in more than four demand registrations in any twelve month period. Further, the Company is not obligated to participate in an underwritten offering if the aggregate gross proceeds from such offering are expected to be $25 million or less. The A&R Registration Rights Agreement also provides “piggy-back” registration rights to such stockholders and their permitted transferees, subject to certain requirements and customary conditions.

Sponsor Share Restriction Agreement

Concurrently with the execution of the Merger Agreement, the Sponsors entered into the Sponsor Share Restriction Agreement (as amended, the “Sponsor Share Restriction Agreement”) with the Company. Pursuant to the Sponsor Share Restriction Agreement, at the Closing, (i) all Private Placement Warrants were forfeited and cancelled, and (ii) approximately 4.9 million of the Sponsors’ founder shares (the “subject founder shares”) became subject to time-based transfer restrictions subject to early release as follows:

•
1,622,547 subject founder shares were subject to transfer restrictions until the earlier of (a) six months following the Closing or (b) the first date that the stock price exceeds $12.00 for 20 trading days of any consecutive 30 trading day period ending after the date that is 90 days after the Closing;
•
1,622,547 subject founder shares shall remain subject to transfer restrictions until the earlier of (a) (x) in the event that the Company and Legacy Fold raise $50 million or more as of the Closing, one year following the Closing, and (y) in the event that the Company and Legacy Fold raise less than $50 million as of the Closing, two years following the Closing, or (b) the first date that the stock price exceeds $15.00 for 20 trading days of any consecutive 30 trading day period ending after the date that is 90 days after the Closing; and
•
1,622,547 subject founder shares shall remain subject to transfer restrictions until the earlier of (a) ten years following the Closing or (b) the first date that the stock price exceeds $17.00 for 20 trading days of any consecutive 30 trading day period ending after the date that is 90 days after the Closing.

In the event that the Company raises less than $50 million from the date of the Merger Agreement through February 14, 2027 (the second anniversary of the Closing), the Sponsors shall automatically forfeit for no additional consideration up to 1,000,000 subject founder shares.

Lock-Up Agreement

On February 14, 2025, in connection with the consummation of the Business Combination and as contemplated by that certain Securities Purchase Agreement, dated as of December 24, 2024 (the “SPV SPA”), by and between Legacy Fold and an institutional investor, certain holders (collectively, the “Lock-Up Parties” and each a “Lock-Up Party”) of Common Stock, entered into a Lock-Up Agreements (the “Lock-Up Agreements”) pursuant to which they each agreed, subject to certain customary exceptions, not to (i) sell, offer to sell, contract or agree to sell, hypothecate, pledge, grant any option to purchase, make any short sale or otherwise dispose of or agree to dispose of, directly or indirectly, any securities of any such Lock-Up Party (including, without limitation, any securities issued pursuant to the Business Combination Registration Statement, any Common Stock and/or any Common Stock Equivalents) (the “Securities”), or establish or increase a put equivalent position or liquidate or decrease a call equivalent position within the meaning of Section 16 of the Exchange Act and the rules and regulations of the SEC promulgated thereunder with respect to any Securities owned directly by a Lock-Up Party (including holding as a custodian) or with respect to which a Lock-Up Party has beneficial ownership within the rules and regulations of the SEC (respectively, each “Lock-Up Party’s Securities”), or (ii) enter into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of any such Lock-Up Party’s Securities, whether any such transaction described in clause (i) or (ii) above is to be settled by delivery of any Securities, in cash or otherwise, (iii) make any demand for or exercise any right or cause to be filed a registration statement, including any amendments thereto, with respect to the registration of any Securities (other than the Business Combination Registration Statement or as permitted pursuant to the A&R Registration Rights Agreement) or (iv) publicly disclose the intention to do any of the foregoing.

The Lock-Up Period under the Lock-Up Agreements terminated on August 14, 2025.

Founder Shares

In June 2021, our sponsors purchased 7,992,750 founder shares for an aggregate purchase price of $25,000. In October 2021, we effected a 1.1014-for-1.0 stock split of our common stock. In November 2021, we effected a 0.9955-for-1.0 stock split of our common stock. In January 2022, as a result of the underwriter exercising its overallotment option in part, our initial holders forfeited 148,192 founder shares. As a result, our initial stockholders held 8,615,141 founder shares prior to the Closing. The number of founder shares was determined based on the expectation that the founder shares would represent 25% of the aggregate of our founder shares, the placement shares and our issued and outstanding public shares after the initial public offering of FTAC Emerald’s securities.

Following the special meeting in lieu of an annual meeting of stockholders held on February 13, 2025, our sponsors determined to convert all the outstanding shares of Class B common stock into shares of Class A common stock on a one-for-one basis (the “Class B Conversion”). Notwithstanding the Class B Conversion, our sponsors did not receive any funds held in the trust account with respect to any shares of Class A common stock issued to such holders as a result of the Class B Conversion, and no additional amounts were deposited into the trust account in respect of shares of Class A common stock held by our sponsors.

Our sponsors have agreed after the Closing not to transfer, assign or sell any of their founder shares except as set forth in the Sponsor Share Restriction Agreement.

Private Placement

Simultaneously with the initial public offering, our sponsors purchased an aggregate of 976,081 placement units at a price of $10.00 per unit for an aggregate purchase price of $9,760,810. Each placement unit consisted of one placement share and one-half of one placement warrant to purchase one share of our Class A common stock exercisable at $11.50. The remaining proceeds from the placement units and the proceeds from the initial public offering following the partial exercise of the overallotment option in January 2022 were held in the trust account. At the Closing, the placement units were separated into their component securities and the resulting 488,041 placement warrants were forfeited by our sponsors in accordance with the terms of the Sponsor Share Restriction Agreement. The 976,081 placement shares became transferable 30 days after the consummation of the Business Combination in accordance with the terms of the letter agreement.

On January 3, 2024, the Company and the Sponsors entered into a subscription agreement (the “Subscription Agreement”) with Polar Multi-Strategy Master Fund (“Polar”) to cover working capital requirements of the Company. Pursuant to the terms and subject to the conditions of the Subscription Agreement, Polar agreed to contribute up to $550,000 to ESG Funding (the “Polar Contribution”), which amount was contributed in full as of April 2024. The Polar Contribution was repaid upon the closing of an initial business combination. The Polar Contribution was non-interest bearing and shall be repaid to, and at the election of, Polar (i) in shares of common stock, at a rate of 1.0 share for each ten dollars ($10.00) of the Polar Contribution funded as of the Closing or (ii) in cash.

In consideration of the Polar Contribution, we agreed to issue 1.0 share of Class A Common Stock for each dollar of the Polar Contribution funded as of or prior to the Closing, which shares shall be subject to no transfer restrictions or any other lock-up provisions, earn outs, or other contingencies. At December 31, 2024, $550,000 had been funded pursuant to the Polar Contribution, gross of the discount, under the Subscription Agreement. At the Closing, Polar received 550,000 shares of Class A Common Stock and $550,000 and the Subscription Agreement was terminated.

Promissory Note

Prior to the closing of the initial public offering, our sponsors loaned us $105,260 for expenses related to our formation and the initial public offering. The loan was non-interest bearing, unsecured and due on the earlier of March 31, 2022 or the closing of the initial public offering. The outstanding balance under the promissory note of $105,260 was repaid on December 27, 2021 and the promissory note was terminated and is no longer available to be drawn upon.

Related Party Loans

In order to finance transaction costs in connection with an initial business combination, our sponsors or an affiliate of our sponsors or certain of our officers and directors may, but are not obligated to, loan us funds as may be required. If we consummate an initial business combination, we would repay such loaned amounts out of the proceeds of the trust account released to the Company. As of December 31, 2024, $3,000,000 of such working capital loans were outstanding.

On January 13, 2023, we issued an unsecured promissory note to Emerald ESG Sponsor, LLC (as amended, the “WC Promissory Note”), pursuant to which we could borrow up to an aggregate principal amount of $3,000,000. The WC Promissory Note was non-interest bearing and payable upon the consummation of our initial business combination. As of December 31, 2024, there was $3,000,000 outstanding under the WC Promissory Note. At the Closing, the outstanding balance under the WC Promissory Note was repaid in full and the WC Promissory Note was terminated.

On October 25, 2024, we issued a promissory note (the “October Note”) to Frontier SPV, LLC (“Frontier”), an affiliate of our sponsors. Pursuant to the October Note, Frontier agreed to loan us up to an aggregate principal amount of $2,000,000. The October Note was non-interest bearing and payable upon the consummation of the initial business combination. As of December 31, 2024, there was $1,218,651 outstanding under the October Note. At the Closing, the outstanding balance under the October Note was repaid in full and the October Note was terminated.

On October 31, 2024, we issued a promissory note (the “Tax Note”) to Frontier. Pursuant to the Tax Note, Frontier agreed to loan us an aggregate principal amount of $973,116, which was used to satisfy our excise tax liability. The Tax Note was non-interest bearing and payable upon the consummation of the initial business combination. As of December 31, 2024, there was $973,116 outstanding under the October Note. At the Closing, the outstanding balance under the Tax Note was repaid in full and the Tax Note was terminated.

During the three months ended March 31, 2025, the Company entered into a securities purchase agreement (the “Securities Purchase Agreement”) with SATS Credit Fund LP (the “Investor”), pursuant to which the Company issued to the Investor a convertible note in the aggregate principal amount of approximately $46.3 million. The Securities Purchase Agreement and the transactions contemplated thereby were approved by the audit committee and the board of directors of the Company specifically in light of certain related party components, including that the Investor is a private investment fund raised and managed by Ten31, LLC, which is an affiliate of Fold’s member of the board of directors, Dr. Jonathan Kirkwood. Dr. Kirkwood recused himself from the board of directors’ approval of the Securities Purchase Agreement and the related transactions.

Subsequently, on February 25, 2026, the Company returned 500 bitcoin to the Investor and terminated said convertible note. The Company then entered into a new Purchase Agreement with the Investor, pursuant to which the Company committed to issuing to Investor 520,000 shares of Common Stock, to be registered pursuant to the terms of a Registration Rights Agreement entered into on the same day, and a $13.0 million unsecured senior promissory note. As related party transactions, these transactions were approved by the Audit Committee.

Registration Rights

Pursuant to a registration rights agreement entered into on December 15, 2021, the holders of the founder shares, placement units (including any securities contained therein) and the units (including any securities contained therein) that may be issued upon conversion of working capital loans were entitled to registration rights to require us to register a sale of any of our securities held by them (in the case of the founder shares, only after conversion to our Class A common stock). This registration rights agreement was replaced by the A&R Registration Rights Agreement at the Closing.

Administrative Services

Commencing on December 16, 2021 and ending on February 14, 2025, we paid an amount equal to $30,000 per month to our sponsors or its designee for office space, administrative and shared personnel support services provided to us.

Director and Officer Indemnification

The Company’s charter and bylaws provide for indemnification and advancement of expenses for its directors and officers to the fullest extent permitted by the DGCL, subject to certain limited exceptions. The Company has entered into indemnification agreements with each of its directors and officers.

Support Agreement

Concurrently with the execution of the Merger Agreement, the Company entered into a Support Agreement with (i) the Sponsors, (ii) Legacy Fold, and (iii) the Legacy Fold stockholders named therein (together with the Sponsors, the “Voting Parties” and each a “Voting Party”), pursuant to which the Voting Parties agreed to vote or cause to be voted all Company voting shares and all Legacy Fold voting securities that they beneficially own (i) in favor of (A) the Transactions and the Merger Agreement; (B) an amendment of the Company’s governing documents to extend the outside date for consummating the Transactions, if applicable; and (C) any proposal to adjourn or postpone a meeting of stockholders of the Company to a later date if there are not sufficient votes to approve the Transactions; (ii) against any action, proposal, transaction or agreement that could reasonably be expected to result in a breach under the Merger Agreement; and (iii) against (A) any proposal or offer from any person (other than the Company or Legacy Fold or any of their respective affiliates) concerning (1) a merger, consolidation, liquidation, recapitalization, share exchange or other business combination transaction involving the Company or Legacy Fold, as applicable, (2) the issuance or acquisition of shares of capital stock or other equity securities of the Company or Legacy Fold (other than as contemplated by the Merger Agreement), or (3) with respect to stockholders of Legacy

Fold, the sale, lease, exchange or other disposition of any significant portion of Legacy Fold’s properties or assets; and (B) any action, proposal, transaction or agreement that could reasonably be expected to impede, interfere with, delay, discourage, adversely affect or inhibit the timely consummation of the Transactions or the fulfillment of a party’s conditions under the Merger Agreement or change in any manner the voting rights of any class of shares of the Company or Legacy Fold, as applicable (including any amendments to such party’s governing documents other than in connection with the Transactions).

The Support Agreement generally prohibited the Voting Parties from transferring their Company voting shares or Legacy Fold voting securities prior to the consummation of the Transactions, other than to certain permitted transferees who become party to, and bound by, the Support Agreement. The Support Agreement automatically terminated upon the Closing.

Voting Agreement

Legacy Fold is a party to the Amended and Restated Voting Agreement, dated March 23, 2021 (the “Voting Agreement”), pursuant to which certain holders of Legacy Fold Capital Stock, including entities affiliated with Thesis, Inc., which was affiliated with a member of the Legacy Fold Board, Matt Luongo, and Craft Ventures, which was affiliated with a member of the Legacy Fold Board, Brian Murray, Slow Ventures, M13 and Will Reeves, our Chief Executive Officer and a member of the Board (each of which held more than 5% of Legacy Fold’s outstanding capital stock within Legacy Fold’s last fiscal year) agreed to vote their shares of Legacy Fold Capital Stock in favor of certain matters, including with respect to the board size and the election of directors. The Voting Agreement terminated upon completion of the Business Combination.

SAFE

In May 2024, Legacy Fold entered into a SAFE with Thesis Inc., a principal shareholder and related party, with aggregate proceeds of $1.0 million. Those proceeds were received in June 2024. On February 14, 2025, in connection with the closing of the Merger with Emerald, all SAFE notes held by the Company converted into Common Stock of the Company.

Hiring of Mr. McManus

The Company assessed that hiring Mr. McManus would constitute a Related Party Transaction given Mr. McManus's relationship with Mr. Repass. His hiring was therefore approved by the Audit Committee. Mr. McManus receives an annual base salary of $360,000 plus the ability to earn a bonus of up to 50% of such base salary per year, in each case less applicable withholdings and deductions. Mr. McManus was granted 108,808 RSUs subject to the standard vesting terms of our 2025 Plan, and he is entitled to participate in our Executive Severance Plan, which is described elsewhere herein.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information regarding the beneficial ownership of our Common Stock as of April 2, 2026 by (i) each person or entity believed by us, based on publicly available reports and the most recent reports to us by such holders, to own more than 5% of our outstanding voting securities, (ii) each of our directors, (iii) each of our NEOs and, (iv) all of our directors and executive officers as a group.

The amounts of Common Stock beneficially owned are reported on the basis of regulations of the SEC governing the determination of beneficial ownership of securities. Under the rules of the SEC, a person is deemed to be a “beneficial owner” of a security if that person has or shares voting power, which includes the power to vote or direct the voting of such security, or investment power, which includes the power to dispose of or to direct the disposition of such security. In addition, a person is deemed to be the beneficial owner of securities that the person has the right to acquire within sixty days. Securities that can be so acquired are deemed to be outstanding for purposes of computing such person’s ownership percentage, but not for purposes of computing any other person’s percentage. Under these rules, more than one person may be deemed beneficial owner of the same securities, and a person may be deemed to be a beneficial owner of securities as to which such person has no economic interest. The beneficial ownership percentages set forth in the table below are based on 50,816,900 shares of Common Stock outstanding as of April 2, 2026, which does not give effect to the issuance of shares of Common Stock issuable upon the exercise of warrants to purchase shares of Common Stock. All information with respect to beneficial ownership has been furnished by the respective stockholders, directors and executive officers, as the case may be.

	Number of Shares of Common	Percentage of Outstanding
Name and Address of Beneficial Owners(1)	Stock Beneficially Owned	Common Stock
5% Stockholders:
Craft Ventures II, L.P.(2)	3,643,947	7.17%
Fulgur Frontier Capital LP(3)	13,740,061	27.04%
Fulgur Ventures I, L.P.(3)	4,360,345	8.58%
Jonathan Kirkwood(4)	5,004,610	9.85%
Will Reeves(5)	4,822,775	9.49%
Directors and Named Executive Officers:
Will Reeves(5)	4,822,775	9.49%
Wolfe Repass(5)	316,387	*	%
Thomas Dickman(5)	332,983	*	%
Matthew McManus(6)	108,808	*	%
Bracebridge H. Young Jr.(7)	221,387	*	%
Andrew Hohns(8)	165,734	*	%
Jonathan Kirkwood(4)	5,004,610	9.85%
Erez Sihma	12,500	*	%
Lesley Goldwasser	12,500	*	%
Kirstin Hill	12,500	*	%
All directors and executive officers as a group (10 individuals)	11,729,768	23.08%

* Less than one percent

(1)
Unless otherwise noted, the mailing address of each listed beneficial owner under “5% Stockholders” and “Directors and Executive Officers” is c/o Fold Holdings Inc., 2942 North 24th Street, Suite 115, #42035, Phoenix, Arizona 85016.
(2)
Based on information provided by the Reporting Person. Represents (i) 3,598,173 shares of Common Stock held by Craft Ventures II, L.P. and (ii) 45,774 shares of Common Stock held by Craft Ventures Affiliates II, L.P. Craft Ventures GP II, LP is the general partner of Craft Ventures II, L.P. and Craft Ventures Affiliate II, L.P.
(3)
Based on the Reporting Person's amendment to Schedule 13D filed on March 12, 2026.
(4)
Based on information provided by the Reporting Person. Represents shares of Fold Common Stock and Fold RSUs. Consists of (i) 3,365,299 shares of Common Stock held by LOW TIME PREFERENCE FUND II, LLC, (ii) 1,270,000 shares of Common Stock held by SATS Credit Fund LP, (iii) 294,311 shares of Common Stock held directly by Dr. Kirkwood and (iv) 75,500 Fold RSUs. This line item is inclusive of the shares controlled through SATS Credit Fund LP and Low Time Preference Fund II, LLC by Ten31, LLC, a Section 16 Reporting Person of the Company via 10% beneficial ownership. Dr. Kirkwood is the co-founder and managing partner of Ten31, LLC, which is the investment manager of Low Time Preference Fund II, LLC and SATS Credit Fund, LP. Dr. Kirkwood disclaims beneficial ownership of all shares held by Low Time Preference Fund II, LLC and SATS Credit Fund, LP, except to the extent of his pecuniary interest therein. Dr. Kirkwood's ownership amount here is calculated on the basis of his most recent amendment to Schedule 13d and previously filed Form 4s.
(5)
Represents shares of Fold Common Stock and Fold RSUs.
(6)
Represents Fold RSUs

(7)
Based on the information provided by the Reporting Person. Represents shares of Fold Common Stock and Fold RSUs. Consists of (i) 189,787 shares of Common Stock and (ii) 31,600 shares of Common Stock held by the Bracebridge H. Young, Jr. 1999 Family Trust, an irrevocable trust for which Mr. Young serves as an investment advisor, and of which Mr. Young’s immediate family members are beneficiaries.
(8)
Based on the information provided by the Reporting Person. Represents shares of Fold Common Stock, consisting of (i) 135,535 shares of Common Stock and (ii) 30,199 shares of Common Stock held by William Hohns Remainder Trust #1.

DELINQUENT SECTION 16(a) REPORTS

Section 16(a) of the Exchange Act requires our officers and directors and holders of more than 10% of our Common Stock to file with the SEC initial reports of ownership and reports of changes in ownership of our Common Stock. As a matter of practice, our administrative staff generally assists our officers and directors in preparing initial reports of ownership and reports of changes in ownership and files those reports on their behalf, though our officers and directors may also make such reports on their own or through their own counsel. We do not otherwise assist holders of more than 10% of our Common Stock in their reporting obligations. Based on our review of information provided, it is not possible for the Company to estimate the total number of Section 16 reports that were not made in a timely manner given the transactions described below by Fulgur Frontier Capital L.P. ("Fulgur"), a 10% beneficial owner of our Common Stock, but we believe at least four required Section 16 reports were not made in a timely manner for the year ended December 31, 2025. One of our directors, Dr. Kirkwood, did not file a required Form 4 with respect to an indirect acquisition which occurred on March 6, 2025. Dr. Kirkwood reported this transaction in a Form 5 filed on February 18, 2026. Additionally, Ten31 LLC, a 10% beneficial owner of our Common Stock which indirectly manages SATS Credit Fund LP, did not file a Form 3 in connection with the Business Combination and did not file a subsequent Form 4 to report the transaction between the Company and SATS Credit Fund LP of March 2025. Ten 31 LLC filed a Form 3 on March 27, 2026. Furthermore, Fulgur did not timely file any Form 4s with respect to acquisitions made by an unnamed limited partner on Fulgur's behalf in fiscal year 2025. As reported by Fulgur, Fulgur's limited partner purchased shares of our Common Stock in a series of transactions throughout 2025 and on December 30, 2025, transferred 7,191,631 shares of our Common Stock to Fulgur. Fulgur reported the December 30, 2025 transaction on a Form 4 filed March 12, 2026. The manner by which the limited partner acquired such shares was disclosed in a footnote to the Form 4 and an amendment to Fulgur's Schedule 13d also filed on March 12, 2026. No Section 16 reports were made by the limited partner. The Company does not have oversight over Fulgur and as of the date hereof, has been unable to ascertain through how many transactions Fulgur's limited partner acquired such shares.

ADDITIONAL INFORMATION

We will mail, without charge, upon written request, a copy of our Annual Report on Form 10‑K for the fiscal year ended December 31, 2025, including the financial statements and list of exhibits, and any exhibit specifically requested. Requests should be sent to:

Fold Holdings, Inc.

2943 North 24th Street, Suite 115, #42035

Phoenix, Arizona 85016

Attn: Investor Relations

Our Annual Report on Form 10‑K for the fiscal year ended December 31, 2025 is also available at https://investor.foldapp.com/financials/sec-filings under “Annual Filings” in the “SEC Filings” section of our website.

OTHER MATTERS

Our Board does not presently intend to bring any other business before the Annual Meeting and, so far as is known to our Board, no matters are to be brought before the Annual Meeting except as specified in the Notice of Annual Meeting of Stockholders. As to any business that may arise and properly come before the Annual Meeting, however, it is intended that proxies, in the form enclosed, will be voted in respect thereof in accordance with the judgment of the persons voting such proxies.

FOLD HOLDINGS, INC. 2942 NORTH 24TH STREET SUITE 115, #42035 PHOENIX, ARIZONA 85016 Your Vote Counts! FOLD HOLDINGS, INC. 2942 NORTH 24TH STREET SUITE 115, #42035 PHOENIX, ARIZONA 85016 FOLD HOLDINGS, INC. 2026 Annual Meeting Vote by May 18, 2026 11:59 PM ET V90056-P49653 You invested in FOLD HOLDINGS, INC. and it’s time to vote! You have the right to vote on proposals being presented at the Annual Meeting. This is an important notice regarding the availability of proxy materials for the stockholder meeting to be held on May 19, 2026. Vote Virtually at the Meeting* May 19, 2026 12:00 pm EDT Virtually at: www.virtualshareholdermeeting.com/FLD2026 *Please check the meeting materials for any special requirements for meeting attendance. Smartphone users Point your camera here and vote without entering a control number For complete information and to vote, visit www.ProxyVote.com Control # V90056-P49653 Get informed before you vote View the Proxy Statement and Form 10-K online OR you can receive a free paper or email copy of the material(s) by requesting such prior to May 5, 2026. If you would like to request a copy of the material(s) for this and/or future stockholder meetings, you may (1) visit www.ProxyVote.com, (2) call 1-800-579-1639 or (3) send an email to sendmaterial@proxyvote.com. If sending an email, please include your control number (indicated below) in the subject line. Unless requested, you will not otherwise receive a paper or email copy. For complete information and to vote, visit www.ProxyVote.com Control # Smartphone users Point your camera here and vote without entering a control number Vote Virtually at the Meeting* May 19, 2026 12:00 pm EDT Virtually at: www.virtualshareholdermeeting.com/FLD2026 *Please check the meeting materials for any special requirements for meeting attendance.

Vote at www.ProxyVote.com THIS IS NOT A VOTABLE BALLOT This is an overview of the proposals being presented at the upcoming stockholder meeting. Please follow the instructions on the reverse side to vote these important matters. Voting Items 1. Election of Directors Board Recommends 1. Election of Directors Nominees: 1a. Andrew Hohns 1b. Bracebridge H. Young Jr. 2. Ratification of Appointment of Independent Registered Public Accounting Firm For For For Prefer to receive an email instead? While voting on www.ProxyVote.com, be sure to click “Delivery Settings”. V90057-P49653

FOLD FOLD HOLDINGS, INC. 2942 NORTH 24TH STREET SUITE 115, #42035 PHOENIX, ARIZONA 85016 SCAN TO VIEW MATERIALS & VOTE VOTE BY INTERNET Before The Meeting - Go to www.proxyvote.com or scan the QR Barcode above Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 p.m. Eastern Time the day before the meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form. During The Meeting - Go to www.virtualshareholdermeeting.com/FLD2026 You may attend the meeting via the Internet and vote during the meeting. Have the information that is printed in the box marked by the arrow available and follow the instructions. VOTE BY PHONE - 1-800-690-6903 Use any touch-tone telephone to transmit your voting instructions up until 11:59 p.m. Eastern Time the day before the meeting date. Have your proxy card in hand when you call and then follow the instructions. VOTE BY MAIL Mark, sign, and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717. TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS: V90040-P49653 KEEP THIS PORTION FOR YOUR RECORDS THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED. DETACH AND RETURN THIS PORTION ONLY FOLD HOLDINGS, INC. The Board of Directors recommends you vote FOR the following: 1. Election of Directors Nominees: For Withhold 1a. Andrew Hohns 1b. Bracebridge H. Young Jr. The Board of Directors recommends you vote FOR the following proposal: For Against Abstain 2. Ratification of Appointment of Independent Registered Public Accounting Firm Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer. Signature [PLEASE SIGN WITHIN BOX] Date Signature (Joint Owners) Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Proxy Statement and Form 10-K are available at www.proxyvote.com. FOLD HOLDINGS, INC. ANNUAL MEETING OF STOCKHOLDERS May 19, 2026 12:00 pm EDT THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS The stockholder(s) hereby appoint(s) Will Reeves and Wolfe Repass, or either of them, as proxies, each with the power to appoint his substitute, and hereby authorize(s) them to represent and to vote, as designated on the reverse side of this ballot, all of the shares of Common Stock of Fold Holdings, Inc. that the stockholder(s) is/are entitled to vote at the Annual Meeting of Stockholders to be held at 12:00 pm EDT, on Tuesday, May 19, 2026, at www.virtualshareholdermeeting.com/FLD2026, and any adjournment or postponement thereof. This proxy, when properly executed, will be voted in the manner directed herein. If no such direction is made, this proxy will be voted in accordance with the Board of Directors' recommendations. Continued and to be signed on the reverse side